Filed with the Securities and Exchange Commission on October 24, 1997

                                                     Registration No. 333-_____
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 -------------

                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               CNB Holdings, Inc.
                 (Name of small business issuer in its charter)

            Virginia                        6021                  54-1663340
------------------------------- ---------------------------- -------------------
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)


           P.O. Box 1060, 900 Memorial Drive, Pulaski, Virginia 24301
                                 (540) 944-0831
         ---------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                                                            copy to:

             WAYNE L. CARPENTER                     HUGH B. WELLONS, ESQ.
             CNB Holdings, Inc.                    Mays & Valentine, L.L.P.
             900 Memorial Drive                     1111 East Main Street
          Pulaski, Virginia 24301                  Richmond, Virginia 23218
               (540) 944-0831                           (804) 697-1374

     (Name, address and telephone number
           of agent for service)

                Approximate date of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities or an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]





                         CALCULATION OF REGISTRATION FEE

---------------------------- ----------------------- ---------------------- --------------------- -------------------
   Title of Each Class          Proposed Maximum        Proposed Maximum
    of Securities to                Amount to            Offering Price          Aggregate            Amount of
      be Registered               be Registered           Per Unit (1)         Offering Price      Registration Fee
---------------------------- ----------------------- ---------------------- --------------------- -------------------
Common Stock,
  $5.00 par value              380,000 shares                 $ 9               $ 3,420,000            $ 1,036
---------------------------- ----------------------- ---------------------- --------------------- -------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 330,000 Shares

                            [CNB Holdings, Inc. Logo]

                                  Common Stock

         CNB Holdings, Inc. (the "Company"), the holding company for Community National Bank (the "Bank"), is offering for sale 330,000 shares of common stock (the "Shares"), par value $5.00 per share (the "Common Stock"). The Bank is a commercial bank primarily serving the New River Valley of Southwest Virginia, including Pulaski, Virginia and surrounding areas. The Common Stock is not actively traded. See "Risk Factors - Determination of Offering Price" for information concerning the facotrs considered in determining the public offering price.

         The offering will be terminated by the Company upon the sale of the Shares offered hereby or on , 1998 whichever occurs first, unless the offering is extended, at the discretion of the Company, for additional periods ending no later than , 1998. Subscriptions from shareholders of record on , 1997 ("Present Shareholders") received prior to , 1998 will be confirmed prior to sales to other investors.

         See "Risk Factors" on page 5 for certain information that should be considered by prospective investors.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE INSURANCE FUND OF THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

----------------------- --------------- ----------------------- ---------------
                        Price to Public Selling Commissions (1) Proceeds to the
                                                                  Company(2)
----------------------- --------------- ----------------------- ---------------

Per Share..............      $9.00               $ .45               $8.55
----------------------- --------------- ----------------------- ===============
Total Maximum (3)......    $2,970,000           $74,250            $2,895,750
----------------------- --------------- ----------------------- ===============


(1) The Company will pay the Placement Agent a commission of $ .45 for each Share sold by it in this offering, excluding Shares subscribed for by the Present Shareholders on or before __________, 1998. For purposes of estimating total Selling Commissions, the Company has assumed that the Placement Agent will sell approximately 165,000 shares. The Company has agreed to indemnify the Placement Agent against certain civil liabilities.

(2) Before deducting offering expenses payable by the Company estimated at $150,000, including payment to the Placement Agent of a financial advisory fee of $25,000. See "The Offering - Selling Arrangements."

(3) The Company has the right in its sole option, prior to the termination of this offering, to issue up to 50,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such additional shares are sold by the Placement Agent, the total Price to Public, total Selling Commissions and total Proceeds to the Company will be $3,420,000, $96,750, and $3,323,250, respectively.


         The Shares are being offered by the Company and by Davenport & Company LLC, as agent for the Company (the "Placement Agent"), on a "best efforts" basis and the offering is not subject to the sale of any minimum number of Shares. Proceeds will be deposited with Crestar Bank, Richmond, Virginia in a non-interest bearing escrow account pending the closing of the offering. Subscriptions from Present Shareholders are binding on subscribers and may not be revoked. The Company may reject any subscription in whole or in part prior to closing. It is expected that such funds will be released from the escrow account and delivery of the Shares will be made on ______________, 1998. See "The Offering."

                             DAVENPORT & COMPANY LLC

                     The date of this Prospectus is , 1997.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus or incorporated herein by reference. All information in this Prospectus reflects a five-for-four stock split effective as of May 30, 1997. Unless otherwise indicated, the information contained in this Prospectus assumes that the Company's right to issue 50,000 additional Shares has not been exercised.

                               CNB Holdings, Inc.

         CNB Holdings, Inc. (the "Company") is an independent, community-owned bank holding company based in Pulaski, Virginia, and incorporated under the laws of Virginia. The Company conducts substantially all of its business activities through its wholly-owned subsidiary bank, Community National Bank, a national banking association (the "Bank"). In July 1994, the Company successfully raised its intial capital of $4.3 million throught a public offering sold primarily in the Pulaski community. The Bank was opened for business on August 29, 1994. Since that time, the Bank has grown rapidly to $37.9 million in assets and $34.6 million in deposits as of June 30, 1997.

         The Bank currently operates two full-service retail banking offices in Pulaski, Virginia. The Bank's first permanent office, which opened in December 1995, also serves as the corporate headquarters for the Company. The Bank's second full service branch, which opened October 4, 1997, is located in downtown Pulaski at the site of a former branch banking office of a regional bank. The Bank offers a full range of banking and related financial services, including checking, savings, certificates of deposit and other depository services. The Bank's lending activities include commercial, real estate and consumer loans. The Bank maintains automated teller machines ("ATM's") at each of its full service locations and recently installed a stand-alone ATM on the campus of the New River Community College.

         The Bank's target market is the New River Valley of Southwest Virginia, which includes Pulaski, Giles, Montgomery, Wythe, and Bland Counties and the City of Radford, Virginia. The Bank intends to become the leading community bank in the New River Valley by opening new offices and by cultivating a large community ownership base. Management believes that the on-going consolidation of the banking industry has created an opportunity for community-based lenders, like the Bank, which emphasize retail lending and superior customer service. To exploit this opportunity, the Bank relies in part on the long-standing community relationships enjoyed by its senior officers and board of directors.

         Wayne L. Carpenter is the President, Chief Executive Officer, and Chairman of the Bank. Mr. Carpenter, age 51, has 24 years of banking experience in the New River Valley area, including 20 years with NationsBank, N.A. and its predecessors. Mr. Hiawatha ("Hi") Nicely, Jr., age 48, is the President, Chief Executive Officer, and Chairman of the Company and the Chief Operating Officer of the Bank. In addition to relying on management, the Company relies heavily on its active and experienced board of directors. Senior management and the board of directors of the Company have made substantial financial commitments to the Company, beneficially owning more than 40%, in aggregate, of the currently outstanding shares.

         The Company intends to use the proceeds of this offering to fund future growth, including the opening of one or more new branches, and other general corporate purposes. The Company and the Bank's main office is located at 900 Memorial Drive, Pulaski, Virginia 24301. The telephone number is (540) 994-0831.

                                  The Offering


Shares offered................. 330,000  shares of Common  Stock.  In  addition, the Company has the right at its sole option, prior to the termination of this offering, to issue up to a maximum of 50,000 additional shares of Common Stock.

Common Stock outstanding....... 546,399 shares at June 30, 1997;  876,399 shares after completion of the offering, assuming the sale of all 330,000 Shares and excluding the additional Shares that may be offered at the option of the Placement Agent or election of the Company.

Use of proceeds................ General  corporate  purposes,  including future growth in deposits and assets, and the potential opening of new branches. See "Use of Proceeds."

Market area.................... The New River Valley of Southwest  Virginia,
                                which includes  Pulaski, Giles, Montgomery,
                                Wythe, and Bland Counties and the City of Radford, Virginia.

Dividends...................... The Company has not declared or paid cash dividends since inception. The Company expects that it will retain any earnings to support the development and growth of its business and, accordingly does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy," "Supervision and Regulation" and "Description of Capital Stock."

Risk factors................... Prospective  investors should consider the information discussed under the caption "Risk Factors" before purchasing any of the Shares offered.



          Except for the historical information contained in this Prospectus, the matters set forth herein include Forward-Looking Statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These Forward-Looking Statements include, among other things, statements of goals, plans, intentions, and expectations, regarding or based upon desired business strategies, general economic conditions, interest rates, developments in local and national markets, and other matters, which, by their nature, are subject to significant uncertainties. Because of these uncertainties and the assumptions upon which this Prospectus is based, actual future developments with respect to the business of the Bank and the Company may differ materially from those contemplated by such statements.

                             SELECTED FINANCIAL DATA

      The following selected financial data of the Company should be read in conjuncition with the Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere in this prospectus and the information contained in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations." Interim results at and for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.


                                                       Six Months Ended
                                                     June 30, (unaudited)        Year Ended December 31,
                                                   -----------------------    -----------------------------
                                                           (Dollars in thousands except per share data)
                                                     1997        1996           1996       1995       1994
                                                     ----        ----           ----       ----       ----
Income Statement Data:
Net interest income.....................             $473         $307         $ 721        $465         $112
Provision for loan losses...............               81           68           104          68           30
Other income............................               68           67           127          60            3
Operating expenses......................              610          423           930         789          412
                                                   -------       ------        ------      ------         ---
Net income (loss).......................           $ (151)       $(117)        $(186)     $(332)        $(327)
                                                   =======       ======        ======     =======       ======
Per Share Data:(1)
Net income..............................           ($ .28)      ($ .21)       ($ .34)     ($ .61)      ($1.19)
Cash dividends declared.................              -             -              -            -         -
Book value..............................              5.80        5.78          6.08         6.63        7.04
Average shares outstanding..............           546,497     546,531       546,531      546,303     275,404
Balance Sheet Data:
Total assets............................           $37,920     $23,608       $27,417      $15,601      $7,581
Investment securities available for sale            14,387       9,913        11,313        5,465       4,388
Deposits................................            34,622      20,385        24,041       11,937       3,721
Net loans...............................            17,600       9,688        12,723        6,690       1,227
Shareholders' equity....................             3,170       3,158         3,324        3,623       3,848
Selected Financial Ratios and Other Data: (2)
Net interest margin(3)..................              3.52%      5.78%         3.63%        4.68%       4.69%
Efficiency ratio(4)                                 112.79%    118.56%       111.42%      153.22%     385.29%
Return on average assets................            (1.12%)     (1.44%)       (0.81%)     (2.87%)    (10.77%)
Return on average equity................             (9.55%)    (6.85%)       (5.89%)     (9.44%)    (17.52%)
Risk-weighted assets....................             20,246     14,020        14,286       8,712       2,462
Capital Ratios
Leverage(5).............................              8.29%     13.47%        11.45%      21.75%       50.03%
Risk-based:
  Tier 1 capital........................             15.53%     22.68%        21.97%      39.30%      154.06%
  Total capital.........................             16.60%     23.54%        23.06%      40.23%      155.28%
Average equity to average assets........             11.77%     21.03%                    30.39%       61.47%
Miscellaneous Ratios                                                          13.71%
Allowance for loan losses to
    gross loans.........................              1.21%      1.24%         1.20%       1.20%        2.39%
Allowance for loan losses to
    nonaccrual loans....................              8.84%       -  %        11.26%        -  %         -  %
Nonperforming assets to gross loans                   0.34%       -  %         0.13%       0.11%         -  %
Net charge-offs to average loans                      0.14%       -  %         0.31%       0.47%         -  %

-------------------

1 All Per Share Data have been adjusted to reflect the five for four stock split of the Company's Common Stock effected through a stock dividend on May 30, 1997.

2        Interim return ratios have been annualized for comparative purposes

3 Calculated as tax equivalent net interest income divided by average earning assets and represent the Company's net yield on its earning assets.

4 Calculated by dividing non-interest expense by the sum of net interest income and non-interest income, net of securities gains or losses.

5 Calculated as period end Tier 1 capital dividend by period end total assets.

                                  RISK FACTORS

         An investment in the Company's Common Stock involves certain risks. Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this prospectus, before purchasing shares of Common Stock.

Ability to Implement Business Strategy

         The Company's business strategy is to continue to grow within its general market area and to increase profitability through an increase in loan volume and an expansion of products offered. Implementing this strategy depends in large part on the Company's ability to raise capital and improve profitability, and also on the Company's ability to obtain regulatory approval for expansion and additional product lines. At June 30, 1997, the Company's risk-based total capital and tier 1 capital ratios were 16.60% and 15.53%, respectively, and its leverage ratio was 10.24%. The Company's capital ratios have declined since December 31, 1996 because of net losses and asset growth. If this offering is undersubscribed, it is possible that the Company will lack the capital to expand its business through continued asset growth.

Limited Operating History and Lack of Profitability

         The Company and the Bank have a limited operating history. The Company and the Bank began business in August 1994, and the Company has completed only two full fiscal years. The Company has not yet reported a profitable quarter. The business of the Company continues to be subject to the risks inherent in establishing a new business. Although management and the Board of Directors believe that the Company has an achievable financial plan and an understanding of the needs of the market, there can be no assurance that the Company can achieve its objectives and operate profitably. See "Business."

Determination of Offering Price

         The offering price of the Common Stock has been determined by the Company after consultation with the Placement Agent and consideration of several factors, including the most recent trading prices in the Company's Common Stock, lack of operating history, prospects for growth, limited trading market, dependence on key persons and other factors. The offering price is not comparable to the market prices of other banking institutions which, to a large extent, are based on earnings per share and return on shareholders' equity. Accordingly, the offering price exceeds the prices of the common stock of many community banks as a multiple of earnings. There is no established market for the Company's Common Stock. There can be no assurance that the Common Stock can be resold at or above the offering price. See "The Offering."

Limited Trading Market

         There is no established market for the Company's Common Stock. Shares of Common Stock have traded sporadically and the volume of trades has been insufficient to determine a meaningful market price. The Company does not meet the criteria for listing the Common Stock on the Nasdaq Stock Market. It is doubtful that an active market will develop for the Common Stock in the foreseeable future. The Common Stock should be purchased only as a long term investment.

Potential Consequences of Undersubscribed Offering.

         The Company cannot predict the number of Shares for which existing shareholders will subscribe. Additionally, the Placement Agent is selling the Common Stock on a best efforts basis, which means that it may sell all, none or only some of the Shares that are not purchased by existing shareholders. Since there is no minimum number of Shares which must be sold, a closing could occur even if only a small number of Shares is sold, and it is possible that expenses of the offering will exceed the offering proceeds thereof. See "The Offering." In such event, the Company may be required to pursue other methods of raising capital, or alter its business strategy and limit its growth.

Dividend Policy

         The Company has not paid any cash dividends since its inception and has no present plans to pay cash dividends. The Company intends to reinvest any profits into its business for the foreseeable future. See "Dividend Policy."

Dependence on Key Personnel

         The Company and the Bank have been substantially dependent upon the services of Wayne L. Carpenter, the President, Chief Executive Officer, and Chairman of the Bank since it opened. Mr. Carpenter is presently under a contract which expires in 1999. The loss of the services of Mr. Carpenter could have a material adverse affect upon the future prospects of the Company and the Bank. Hiawatha Nicely, Jr., who has served as the Chairman of the Board of Directors of the Company since 1993, was named President and Chief Executive Officer of the Company and Chief Operating Officer of the Bank in August 1997, in order to provide management support for Mr. Carpenter. Although Mr. Nicely has no direct experience as a full time bank employee, he has extensive education and experience in finance and business. The Company is confident that Mr. Nicely is qualified for this position. See "Management and Directors."

Control of the Company

         The Board of Directors owns 239,718 shares of the Company's Common Stock or 43% of the shares presently outstanding. The Directors also hold options to purchase an additional 219,250 shares of Common Stock at a price of $8.00 per share at any time within ten years of the grant of the options. It is not expected that the Directors will purchase a significant percentage of the shares offered hereby. As a result of their present ownership of Common Stock and options, the Directors as a group will have effective control of the Company and the Bank following the offering, even if the Directors do not purchase a significant amount of Common Stock in this offering. Directors will have the opportunity to profit from any rise in the market value of the Common Stock without investing additional funds in this offering. See "Dilution" and "Management and Directors."

Regulation

         The banking industry is subject to extensive governmental supervision, regulation and control, which has materially affected the business of the Company and the Bank in the past and is likely to do so in the future. Regulations affecting the banking industry may be changed at any time, and the interpretation of those regulations by examining authorities of the banking industry is subject to change. This supervision and regulation establishes a comprehensive framework of activities in which a depository institution may engage, and is intended primarily for the protection of depositors, not shareholders. This regulatory structure also provides the Office of the Comptroller of the Currency ("OCC"), which regulates national banks, with significant discretion in connection with its supervisory and enforcement activities. There can be no assurance that future changes in legislation, administrative regulations or governmental policy will not adversely affect the banking industry and the business of the Company. See "Supervision and Regulation."

Competition

         Federal and state legislative changes have significantly increased competition among financial institutions, and current trends towards additional deregulation may be expected to increase competition even further. In its market area, the Bank competes with several statewide banking institutions. In addition, the Bank competes with thrift institutions, money market funds, consumer finance companies, credit unions and other financial service organizations. Many of the financial organizations competing with the Bank have greater financial resources than the Bank, offer services that the Bank is unable to offer and are able to offer similar services at lower prices and have the capacity to make larger loans than the Bank. The National Bank Act limits the amount that the Bank may loan to a single borrower based on the capital of the Bank. Because the Bank is relatively small, it is restricted in the amount that it may loan to a single borrower, and therefore is not in a position to compete effectively against large financial institutions for large commercial loans. The Bank may not be able to make loans in excess of approximately $500,000 to a single borrower (amount determined as of June 30, 1997), unless the Bank can sell participations in its loans to other financial institutions. See "Business" and "Supervision and Regulation."

Geographic Concentration of Loan Portfolio

         The majority of the Bank's loans are made to borrowers within Pulaski County, Virginia and the adjacent counties. At ________, 1997, the unemployment rate in Pulaski County was __%, compared to a state-wide average of ___%. A significant deterioration in the economy of Pulaski County or the surrounding counties could significantly and adversely affect the repayment of loans held by the Bank.

Broad Discretion in Use of Proceeds

         The net proceeds of this offering will be used to support future growth in deposits and assets, expansion, increased loan capacity, and other general corporate purposes, and will be used for such specific purposes as Company management may determine. Management will have broad discretion to use the proceeds as it sees fit. Purchasers of Shares will rely on the judgment of management to decide how to use the proceeds of this offering. See "Use of Proceeds."

General Economic Conditions

         The success of the Company and the Bank will depend to a large degree on economic conditions, both local and national, as well as governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates and other factors beyond the control of the Company and the Bank may affect the Bank's deposit and loan demand adversely, and therefore affect the earnings of the Company. Although the Company expects that its market area will continue to grow, there can be no assurance that economic development will continue or improve.

Impact of Fluctuations in Interest Rates

         The Company's results of operations are highly influenced by the level of interest rates, changes in interest rates and other economic conditions that are beyond the control of the Company, including monetary and fiscal policies of the federal government. The Company is in an asset-sensitive interest rate position in which falling interest rates are likely to affect earnings adversely, because the Company's assets will reprice faster than its liabilities.

                                  THE OFFERING

General

         The Company is offering for sale a maximum of 330,000 Shares of Common Stock for $9.00 per share. The minimum purchase for any investor is 100 Shares. The closing of the offering is not contingent on the sale of a minimum number of Shares. The Company has the right at its sole option, prior to the closing of the offering, to issue up to a maximum of 50,000 additional shares of Common Stock.

         The offering will be terminated by the Company upon the sale of the Shares offered hereby or on , 1998, whichever occurs first, unless the offering is extended, at the discretion of the Company, for additional periods ending no later than , 1998. Subscriptions from shareholders of record on , 1997 ("Present Shareholders") received prior to , 1998 will be confirmed prior to sales to other investors.

         Subscriptions are nonrevocable, unless such revocation is consented to by the Company. The Company or the Placement Agent may reject any subscription in whole or in part prior to closing on such subscription. The Company and the Placement Agent may, in their sole discretion, allocate Shares among Present Shareholders and other investors in the event of excess demand for the Shares. In the event that the Company or the Placement Agent rejects all or accepts less than all, of any subscription, the Company will refund such subscription funds promptly, without deduction of any fees, commissions or expenses. The Company also reserves the right to terminate the offering at any time for any reason whatsoever.

         Certificates representing the Common Stock will be delivered to purchasers as soon as practicable following the closing of the offering.

         The offering price of the shares was established by the Company after consulting with the Placement Agent. See "Risk Factors - Determination of Offering Price."


Escrow Arrangement

         Subscription proceeds received by the Company or the Placement Agent will be promptly deposited in an escrow account with Crestar Bank (the "Escrow Agent"), until the closing of the offering.

How to Subscribe for Shares

         Present Shareholders. Subscriptions to purchase Shares can be made only by completing the Shareholder Subscription Agreement attached to this Prospectus as Exhibit A, and mailing or delivering that agreement to the Company at the address indicated. The full subscription price for Shares must be included with the subscription, paid in U.S. dollars, in cash or by check, bank draft, or money order payable to the order of "Crestar Bank as Escrow Agent for CNB, Holdings Inc." The Company may disregard any subscription which does not include the full subscription price.

         A subscription received during the 30 business days after the commencement of the offering will have a preference over any Shares subscribed to or sold by the Placement Agent after this initial period. The Company, however, may accept or reject any subscription at any time, but it is anticipated that subscriptions received prior to termination of the preference period will be accepted. The Company may accept subscriptions following this preference period, but such subscriptions will not have a preference over sales to investors solicited by the Placement Agent. Once a subscription is received by the Company, it cannot be withdrawn by the subscriber.

         Other Investors. Prospective investors that are not Present Shareholders should contact their investment broker at Davenport & Company LLC, or other brokerage firms that participate in this offering, to purchase Shares. Prospective investors that do not have an investment broker may contact Davenport & Company LLC at 1-(800) 613-1197 to purchase Shares. Prospective investors who are not Present Shareholders should not fill out the Shareholder Subscription Agreement.

                                 USE OF PROCEEDS

         The Company intends to use the net proceeds from the sale of Shares offered hereby for general corporate purposes, including future growth in deposits and assets, and the potential opening of one or more new branches for the Bank bank. The Company is currently studying expansion opportunities, particularly in Wythe and Giles Counties, but has no specific plans at this time. The Company estimates the proceeds from this offering to be approximately $2,745,750 if all Shares offered hereby (not including its right in its sole discretion to issue 50,000 additional shares) are sold, after deduction of the selling commissions assuming one-half of the Shares are sold by the Placement Agent, and deduction of other expenses of the offering of approximately $150,000.

                                 DIVIDEND POLICY

         The Company has paid no dividends to shareholders since its formation. The Company presently intends to retain future earnings, if any, for use in its business and does not anticipate declaring or paying any cash dividends on its Common Stock in the foreseeable future. In the event that the Board of Directors does determine to pay dividends in the future, any such payment will depend upon a number of factors, including investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's or the Bank's financial condition and results of operations, tax considerations and general economic conditions.

         The Company is subject to the requirements of Virginia law, which imposes certain restrictions on distributions of dividends to shareholders of the Company. The Company's shareholders are entitled to receive dividends as declared by the Company's Board of Directors in accordance with Section 13.1-653 of the Virginia Stock Corporation Act (the "Virginia SCA"). Generally, distributions are made out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividend payments therefore may be limited in accordance with the provisions of the Virginia SCA and the Company's Articles.

         Banks likewise have limitations imposed upon all dividends, including cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger, and other distributions charged against capital. Under applicable federal laws, the Office of Comptroller of the Currency (the "OCC") restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined by law, combined with the net retained profits for the two preceding years. As of June 30, 1997, federal statutory guidelines do not permit the Bank to pay a dividend to the Company.

                             MARKET FOR COMMON STOCK

         The Company was formed in 1993 and has 546,399 shares of its Common Stock outstanding as of the date of this Prospectus. There currently is no market for the Common Stock. The Company's stock is not listed on a bulletin board trading system or any type of exchange. There can be no assurance that the Common Stock will ever be listed on a trading system or exchange or that an active and liquid trading market will develop or, if developed, will be maintained. No assurance can be given that an investor will be able to resell the Common Stock at or above the price at which such Common Stock is offered hereby. See "Risk Factors--Limited Market for Shares."

         Trades in the Company's Common Stock have been infrequent. Since the Company was organized, fewer than 5,000 total shares have changed hands. At June 30, 1997, there were approximately 587 holders of record of the Common Stock. The most recent trade of which the Company is aware occurred on October 21, 1997 and was for 2,136 shares at $9.25 per share. The following table sets forth the range of high and low sales prices for the Company's Common Stock for all trades reported to the Company during the fiscal quarters indicated. The prices have been adjusted to reflect a five-for-four stock split of the Company's Common Stock on May 30, 1997. Due to the limited number of trades such reported trade prices may not be meaningful.

                                                         Stock Prices
                                                     High           Low
1995
1st Quarter..........................................$ NA           $ NA
2nd Quarter..........................................  NA             NA
3rd Quarter.......................................... 8.60           8.00
4th Quarter.......................................... 8.60           8.10

1996
1st Quarter..........................................$8.80         $ 8.40
2nd Quarter.......................................... 9.00           8.10
3rd Quarter.......................................... 9.00           8.40
4th Quarter..........................................  NA             NA

1997
1st Quarter..........................................$9.20         $ 8.75
2nd Quarter.......................................... 8.875          8.75
3rd Quarter.......................................... 8.875          8.875


                           CAPITALIZATION AND DILUTION

         The net tangible book value of the Common Stock of the Company at June 30, 1997, was $5.80 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the offering and the application of the net proceeds therefrom, assuming expenses of the offering are $150,000, assuming that one-half of the shares offered are sold by the Company and one-half by the Placement Agent, and looking at a range of shares sold at a public offering price of $9.00 per share, the net tangible book value of the Company at June 30, 1997 would have been $3.92 million, or $5.98 per share of Common Stock if 110,000 shares are sold, $4.88 million, or $6.37 per share of Common Stock if 220,000 shares are sold, and $5.84 million, or $6.66 per share of Common Stock if 330,000 shares are sold (reflecting the sale of 33 1/3%, 66 2/3% and 100% of the shares offered hereby). This represents an immediate increase in net tangible book value to the existing stockholders of the Company and an immediate dilution in net tangible book value to new investors at the public offering price. The following table illustrates this dilution per share:

Shares sold in this offering:                           110,000     220,000     330,000
                                                        -------     -------     -------

Public offering price per share.........................$   9.00    $   9.00    $   9.00
                                                        ========    ========    ========
     Net tangible book value
        per share as of June 30, 1997...................$   5.80    $   5.80    $   5.80
     Increase in net tangible book value
        per share attributable to new investors.........     0.27        0.66       0.95

Pro forma net tangible book value after the offering....     6.07        6.46       6.75
                                                        =========   =========  =========


Dilution per share to new investors.....................$   2.93    $   2.54    $   2.25
                                                        ========    ========    ========

         The Stock Options presently outstanding are not dilutive to book value, because all such options are exercisable at prices greater than the current book value per share. However, such options, if exercised, would contribute less per share than an investor's purchase of shares in this offering, because all such options are exercisable at $8.00, or less, per share. See "Management and Directors - Stock Option Plan" and "-Additional Stock Options.




                                    BUSINESS

General

         The Company was incorporated under the laws of Virginia on April 29, 1993, for the purpose of becoming a bank holding company. In July 1994, the Company completed its initial public offering of 546,225 shares of its common stock, $5.00 par value per share at a price of $8.00 per share, adjusted for the Company's five-for-four share stock split on May 30, 1997. The Company received final approval of its application to charter the Bank from the OCC and final approval of its application for deposit insurance for the Bank from the Federal Deposit Insurance Corporation ("FDIC") on August 29, 1994. On August 29, 1994, the Bank opened for business.

         As of June 30, 1997, the Company had assets of $37.9 million, net loans of $17.6 million, total deposits of $34.6 million and total shareholders' equity of $3.2 million. Substantially all of the Company's revenue and income is derived from the operation of the Bank.

Market Area

         The Bank's primary service area is Pulaski County and includes portions of Giles, Montgomery, Wythe, and Bland Counties and the City of Radford, Virginia. The Bank conducts a general commercial banking business in its service area, and focuses on serving the banking needs of small-to-medium sized businesses, professional concerns and individuals. The Bank operates from its main office at 900 Memorial Drive, Pulaski, Virginia, which is at the corner of Memorial Drive and Lee Highway (U.S. Route 11) and it's second branch, located at One Main Street in downtown Pulaski. The Bank also has an ATM located at the New River Community College in Dublin. The Bank draws most of its customer deposits and conducts most of its lending transactions from within its primary service area. The Bank is the only locally owned and operated commercial bank in Pulaski County.

         Pulaski County is located in the New River Valley of Southwest Virginia. Pulaski, the county seat, is approximately 53 miles southwest of Roanoke, 90 miles northeast of the Tri-cities, Tennessee (Johnson City, Kingsport and Bristol), and 150 miles north of Charlotte, North Carolina. Pulaski County had a population of 34,400 and a median family income of $35,238 in 1996. Virginia Polytechnic Institute and State University ("Virginia Tech"), a four-year, comprehensive university with over 22,000 students, is located approximately 15 miles from Pulaski County.

Goals

         The Bank's target market is the New River Valley of Southwest Virginia, which includes Pulaski, Giles, Montgomery, Wythe, and Bland Counties and the City of Radford, Virginia. Despite strong competition in the market, the Bank intends to become the leading community bank in the New River Valley area by opening new offices and by cultivating a large community ownership base. Management believes that the on-going consolidation of the banking industry has created an opportunity for community-based lenders like the Bank which emphasize retail lending, superior customer service and relationship banking. To maximize this opportunity, the Bank relies in part on the long-standing community relationships enjoyed by its senior officers and board of directors. The Bank's business strategy is to target middle market operating companies, professional concerns and private banking customers in the Pulaski service area for loans, deposits, and other financial services and to explore selected opportunities to establish branches in areas that demographically compliment the Bank's existing and targeted customer base.

Deposits and Loan Products

         The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts, IRA's and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to the Bank's principal market at competitive rates. All deposit accounts are insured by the FDIC up to the maximum amount allowed by law (generally $100,000 per depositor subject to aggregation rules). The Bank solicits these accounts from individuals, businesses, associations, organizations, and governmental entities.

         The Bank also offers a full range of short-to-medium term commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and accounts receivable), business expansion (including acquisition of real estate and improvements) and purchase of equipment and machinery. Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education and personal investments. The Bank also makes real estate construction and acquisition loans and originates and holds fixed and variable rate mortgage loans. See "Bank Lending Practices."

         The Bank's lending activities are subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the Bank), in general the Bank is subject to a loan-to-one borrower limit of an amount equal to 15% of the Bank's unimpaired capital and surplus, or 25% of the unimpaired capital and surplus if the excess over 15% is approved by the Board of Directors of the Bank and is fully secured by readily marketable collateral. The Bank may not make loans to any director, officer, employee or 10% shareholder of the Company or the Bank unless the loan is approved by the Board of Directors of the Bank and is made on terms not more favorable than would be available to a person not affiliated with the Bank. For a further analysis of the Company's loan portfolio, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Loans."

         Other bank services include cash management services, travelers checks, direct deposit of payroll and social security checks, and automated drafts for various accounts. The Bank is associated with Honor Plus & VISA shared networks of automated teller machines and debit card retail locations that Bank customers may use throughout Virginia and other regions. The Bank also offers VISA credit card services. The Bank has no current plans to exercise trust powers. The Bank may in the future offer a full-service trust department, but cannot do so without the prior approval of the OCC.

Bank Lending Practices

         The Bank's lending efforts are directed entirely to making loans to individuals and businesses in its market area. The Bank believes that its lending and credit policies are conservative. The Bank had approximately $4.4 million in loan commitments outstanding at June 30, 1997.

         One of the Bank's primary lending programs has been the origination of loans secured by one- to four-family residences, all of which have been located in its market area. The Bank evaluates both the borrower's ability to make principal and interest payments and the value of the property that will secure the loan. Federal law permits the Bank to make loans in amounts of up to 100% of the appraised value of the underlying real estate. Loans are made with a loan to value ratio of up to 95% for conventional mortgage loans and up to 100% for loans guaranteed by either the Federal Housing Authority ("FHA") or the Veterans Administration ("VA"). For conventional loans in excess of 80% loan to value, private mortgage insurance is secured insuring the mortgage loans to 75% loan to value. The Bank makes primarily one-, three-, and five-year adjustable rate mortgages with the primary loan indexed to one, three, and five year U.S. Treasury Notes, respectively. There are unquantifiable risks resulting from potential increased costs to the borrower as a result of repricing. It is possible that during periods of rising interest rates, the risk of defaults on ARMs may increase due to the upward adjustment of interest costs to borrowers. Recently, the Bank has begun making fixed rate residential mortgage loans, as well, but only according to terms that permit the loans to be sold on the secondary market. The Bank generally "pre-sells" such fixed rate loans to the secondary market. If the loans are not made to the credit standards of FHLMC, additional fees and a higher rate are charged.

         The Bank also makes certain consumer loans, including unsecured personal loans and lines of credit, automobile loans, deposit account loans, installment and time loans, and home equity loans, and the Bank offers a Bank-sponsored VISA credit card. The Bank's primary focus when making such consumer loans is the customer's ability to repay the loan. Consumer loans generally warrant higher interest rates and fees, but such loans, particularly unsecured consumer loans, also may entail greater risk than residential mortgage loans. Even when a loan is secured, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment. Consumer loan collections are dependent on the borrower's continuing financial stability, and are more likely to be affected adversely by job loss, divorce, illness, or personal bankruptcy. Various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans and such loans may give rise to claims and defenses by a consumer loan borrower. Consumer loan delinquencies may increase over time as loans age. The Bank adds provisions to its loan loss allowance at the end of the month that such loans are originated.

         The Bank also makes commercial loans to qualified small businesses in its market area. Commercial business loans generally have a higher degree of risk than residential mortgage loans, but have commensurately higher yields. To manage these risks, the Bank generally secures appropriate collateral and carefully monitors the financial condition of its business borrowers. Residential mortgage loans generally are made on the basis of the borrower's ability to make repayment from his employment and other income and are secured by real estate whose value often is easily ascertainable. In contrast, commercial business loans typically are made on the basis of the borrower's ability to make repayment from cash flow from its business and are secured by business assets, such as commercial real estate, accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. The collateral for commercial business loans may depreciate over time and cannot be appraised with as much precision as residential real estate. Commercial loans typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. The Bank has a credit review and monitoring system to review regularly the cash flow of commercial borrowers. The Bank makes few construction or commercial real estate loans, due to the risk inherent in such loans. As the Bank grows, it may make more such loans, but it will employ the same conservative lending practices with construction or commercial real estate loans that it now employs for commercial loans.

Competition

         Federal and state legislative changes have significantly increased competition among financial institutions, and current trends towards further deregulation may be expected to increase competition even further. In its market area, the Bank competes with several statewide banking institutions. In addition, the Bank competes with thrift institutions, money market funds, consumer finance companies, credit unions and other financial service organizations. Most of the financial organizations competing with the Bank have greater financial resources than the Bank and are able to offer similar services at lower prices and have the capacity to make larger loans than the Bank. The National Bank Act limits the amount that the Bank may loan to a single borrower based on the capital of the Bank. Because the Bank is relatively small, it is restricted in the amount of loans it can make to a single borrower, and therefore is not in a position to compete effectively against large financial institutions for large commercial loans. The Bank may not be able to make loans in excess of approximately $500,000 to a single borrower (as of June 30, 1997), unless the Bank can sell participations in such loans to other financial institutions.

Employees

         The Bank currently has 21 full-time employees and 9 part-time employees, or a total of 25 full-time equivalents. The Company does not have any employees other than its officers, none of whom receive any remuneration for their services to the Company. None of the Bank's employees is represented by a union or covered by a collective bargaining agreement. Management considers employee relations to be good.

Description of Property

         The main offices of the Company and the Bank are located on a 4.9 acre plot at 900 Memorial Drive in Pulaski, Virginia. The Bank opened for business on August 29, 1994, in a temporary modular building on the site and used the temporary facility for sixteen months while the permanent facility was constructed. Construction was completed on December 1, 1995. The cost of the building, its furniture, fixtures, and equipment were just over $1.0 million. The permanent facility is a two-story brick building and contains approximately 10,500 square feet. It features five inside teller windows, three drive-up lanes, a drive-up night depository, and a drive-up automated teller machine. The land for the main office was purchased from a partnership 100%-owned by Jack W. Bowling, a director of the Company and the Bank, and five members of his immediate family in exchange for 31,250 shares of Common Stock. See "Certain Relationships and Related Transactions." The main office site is wholly-owned by the Company free and clear of any liens or encumbrances

         The second branch office of the Bank, opened October 4, 1997, is located at One Main Street, Pulaski, Virginia at the site of a regional bank's former branch office. It is a full-service branch, with three inside teller windows, a drive-up lane, a night depository, an automated teller machine, and safety deposit boxes. The property is subject to a lease which terminates on July 31, 1999, and the Bank has a right of first refusal to continue leasing the property after that date on terms mutually agreeable between the parties. The owner of that property is a limited liability company in which Mr. James L. Webb, a director of the Company and the Bank, is an investor. See "Certain Relationships and Related Transactions." The Bank believes that it is leasing that property at or below applicable market rates. The Bank also recently installed a stand-alone automated teller machine on the campus of the New River Community College in Dublin, Virginia.

Legal Proceedings

         The Company is a party to various legal proceedings from time to time in the ordinary course of business. Based upon information currently available, management believes that such legal proceedings, if determined adversely to the Company, would not have a material adverse effect on the Company's business, financial position or results of operations.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following presents management's discussion and analysis of the consolidated financial condition and results of operations of the Company as of the dates and for the periods indicated. This discussion should be read in conjunction with the Selected Financial Data, the Company's Consolidated Financial Statements and the Notes thereto, and other financial data appearing elsewhere in this Prospectus.

         The Consolidated Financial Statements include the financial information of the Company and the Bank. As the Bank represents substantially all of the Company's activities, comparative discussions of consolidated versus non-consolidated financial statements are unnecessary.

         The Company is not aware of any current recommendations by regulatory authorities which, if implemented, would have a material effect on its liquidity, capital resources or results of operations. There are no agreements between the Company and either the OCC or the Federal Reserve Board, nor has either regulatory agency made any recommendations concerning the operations of the Company that could have a material effect on its liquidity, capital resources or results of operations.

Overview

         The Company commenced operations on March 8, 1993, while the Bank began operations on August 29, 1994. Accordingly, financial data for 1994 reflects only four months of activity. The Company's sole subsidiary, the Bank, operates by attracting deposits from the general public and using such deposit funds to make commercial, consumer, and residential construction and permanent mortgage real estate loans. Revenues are derived principally from interest on loans and investments. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, determine changes in net interest income.

         The Bank's assets increased over 75% in both 1995 and 1996, and increased over 38% during the six months ended June 30, 1997 to a total of $37.9 million as compared to $27.4 million at December 31, 1996. Virtually all of this asset growth was from increased deposits. Total deposits were $34.6 million at June 30, 1997. The Bank used these new resources to fund new loans and to purchase investment securities. The Bank's net loans increased over 90% in each of 1995 and 1996, and increased more than 38% in the six months ended June 30, 1997 to a total of $17.6 million as compared to $12.7 million at December 31, 1996.

Net Interest Income

         Net interest income, the principal source of income for the Bank, is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits used to fund earning assets). Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. The following tables present the average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities and stockholders' equity, and the related income, expense, and corresponding weighted average yields and costs. The average balances used for the purposes of these tables and other statistical disclosures were calculated by using the daily average balances.

            Net Interest Income and Average Balances (thousands)(1)


                                                                   Years Ended December 31,
                                     ------------------------------------------------------------------------------------
                                                1996                           1995                        1994
                                     ---------------------------   ---------------------------  -------------------------
                                                Interest                    Interest                     Interest
                                      Average   Income/   Yield/   Average  Income/   Yield/    Average  Income/   Yield/
                                      Balance   Expense   Cost     Balance  Expense   Cost      Balance  Expense    Cost
                                      -------   --------  ------   -------  --------  ------    -------  --------  ------
Interest-earning assets:
  Deposits in other banks            $      -  $    -          -%  $     -  $      -        %    $  528     $  23    4.35%
  Taxable investment securities        8,957      578       6.45     5,350       378    7.07        863        53    6.14
  Federal funds sold                   1,179       71       6.02       967        56    5.79        689        34    4.93
  Loans, net                           9,695      926       9.55     3,620       377   10.41        317        28    8.83
                                    --------  --------    -------   -------      ---   -----      -----      ----   -----
   Total interest-earning assets      19,831    1,575                9,937       811              2,397       138
                                    --------  --------              -------      ---              -----      ----
    Yield on average
      interest-earning assets                               7.94%                       8.16%                        5.76%
                                                          =======                      =====                        =====



Noninterest-earning assets:
  Cash and due from banks              1,465                           660                          217
  Premises and equipment               1,410                           718                          227
  Interest receivable and other          272                           249                          193
                                       -----                         -----                        -----
    Total noninterest-earning
      assets                           3,147                         1,627                          637
                                     -------                       -------                        -----
    Total assets                    $ 22,978                       $11,564                       $3,034
                                    ========                       =======                       =======

Interest-bearing liabilities:
  Demand deposits                   $  5,304   $  191       3.60%  $   917    $   33    3.60%    $   72      $  2    2.77%
  Savings deposits                     2,276       88       3.87       940        30    3.19        146         5    3.42
  Time deposits                       10,725      575       5.36     5,008       283    5.65        349        19    5.44
                                    --------  --------      ----    -------  --------  -----     ---------  -------  ----
   Total interest-bearing
     liabilities                      18,305      854                6,865       346                567        26
                                    --------  --------              -------  --------           ---------  ---------
    Cost of average
      interest-bearing liabilities                          4.67%                       5.04%                        4.58%
                                                            ====                       ======                        =====



Noninterest-bearing liabilities:
  Demand deposits                      1,492                         1,158                          602
  Interest payable and other              30                            27                            -
                                    --------                       -------                     ---------
    Total noninterest-bearing
      liabilities                      1,522                         1,185                          602
                                    --------                       -------                     ---------
    Total liabilities                 19,827                         8,050                        1,169

Stockholders' equity                   3,151                         3,514                        1,865
                                     -------                       -------                       -------
  Total liabilities and
    stockholders' equity            $ 22,978                       $11,564                     $  3,034
                                    ========                       =======                     =========

    Net interest income                      $    721                         $  465                       $  112
                                             ========                        ========                      =======

   Net yield on
    interest-earning assets                                 3.63%                       4.68%                        4.69%
                                                            ====                       ======                        =====


-----------------
(1)    Income and yields are computed on a tax equivalent basis.

       Net Interest Income and Average Balances (thousands), continued(1)


                                                                        Six Month Periods Ended June 30,
                                                          --------------------------------------------------------
                                                                      1997                        1996
                                                          ---------------------------  ---------------------------
                                                                   Interest                      Interest
                                                          Average  Income/   Yield/   Average    Income/   Yield/
                                                          Balance  Expense    Cost    Balance    Expense    Cost
                                                          -------  --------  ------   -------    -------   -------

Interest-earning assets:
  Taxable investment securities                           $11,607  $  357     6.15%   $ 7,221    $  235      6.51%
  Federal funds sold                                          517      14     5.41        788        23      5.84
  Loans, net                                               14,759     692     9.38      8,233       396      9.62
                                                          -------  --------  -----    -------    ------      ----
   Total interest-earning assets                           26,883   1,063              16,242       654
                                                          -------  --------           -------    ------
    Yield on average
      interest-earning assets                                                 7.91%                          8.05%
                                                                             =====                           ====
Noninterest-earning assets:
  Cash and due from banks                                   1,860                       1,171
  Premises and equipment                                    1,469                       1,395
  Interest receivable and other                               334                         230
                                                            -----                       -----
    Total noninterest-earning
      assets                                                3,663                       2,796
                                                          -------                     -------
    Total assets                                         $ 30,546                     $19,038
                                                         ========                     =======

Interest-bearing liabilities:
  Demand deposits                                        $  7,855  $  159     4.05%   $ 1,976    $   32      3.24%
  Savings deposits                                          3,000      40     2.67      1,956        37      3.78
  Time deposits                                            13,553     381     5.62      9,877       278      5.63
  Federal funds purchased                                     377      10     5.31          -         -         -
                                                          -------  --------   ----    --------   ---------   -----
   Total interest-bearing
     liabilities                                           24,785     590              13,809       347
                                                          -------  --------           --------   ---------
    Cost of average
      interest-bearing liabilities                                            4.76%                          5.03%
                                                                              =====                          =====
Noninterest-bearing liabilities:
  Demand deposits                                           2,516                       1,787                 602
  Interest payable and other                                   81                          27
                                                          -------                     --------
    Total noninterest-bearing
      liabilities                                           2,597                       1,814                 602
                                                          -------                     --------             -------
    Total liabilities                                      27,382                      15,623

Stockholders' equity                                        3,164                       3,415
                                                          -------                     --------
  Total liabilities and
    stockholders' equity                                  $30,546                     $19,038
                                                          =======                     ========

    Net interest income                                            $  473                        $  307
                                                                   ========                      =========

   Net yield on
    interest-earning assets                                                   3.52%                          3.78%
                                                                             ======                         ======


-----------------
(1)    Income and yields are computed on a tax equivalent basis.


Six month periods ended June 30, 1997 and 1996:

         Interest income for the six months ended June 30, 1997 was $1.1 million, a 62.5% increase over interest income of $654,000 for the six months ended June 30, 1996. This increase was due to significant growth in interest earning assets, which more than offset a slight decline in yield. Average investment securities increased $4.4 million to $11.6 million, a 60.7% increase. Average loans were $14.8 million for the six month period ended June 30, 1997. This represents a 79.3% increase from the June 30, 1996 six month average of $8.2 million. On average, loans yielded 9.38% during the six month period ended June 30, 1997 and 9.62% during the six month period ended June 30, 1996.

         Interest expense for the six months ended June 30, 1997 was $590,000, a 70.0% increase over interest expense of $347,000 for the six month period ended June 30, 1996. This is due primarily to an increase in interest-bearing liabilities, which includes deposits and federal funds purchased, which was partially offset by a 27 basis point decrease in the cost of interest-bearing liabilities. Interest-bearing demand deposits increased $5.9 million, or 297.5% and the cost of these deposits increased to 4.05% compared to 3.24% at June 30, 1996. These significant changes in interest-bearing demand deposits are partially attributable to the addition of large municipal deposits which command higher rates. Average time deposits increased during the first half of 1997 to $13.6 million, a 37.2% increase over the average for the first half of 1996. In order to meet liquidity needs and manage interest rate risk, the Bank purchased Federal funds for the first time during the first half of 1997. The average balance of Federal funds purchased was $377,000 at a cost of funds of 5.31%.

         Net interest income was $473,000 for the first six months of 1997, a 54.1% increase over the $307,000 of net interest income in the six months ended June 30, 1996. This increase is the result of growth in interest earning assets. This increase was accomplished even though average interest earning assets grew 65.5% while average interest-bearing liabilities increased 79.5%. The net interest margin for the six months ended June 30, 1997 was 3.52% as compared to 3.78% for the six months ended June 30, 1996.

Years ended December 31, 1996, 1995 and 1994:

         Interest income for 1996 increased 94.2% to $1.58 million from $811,000 in 1995. Interest income in 1994 totaled $138,000. The increase in interest income from 1995 to 1996 was due to an increase in average interest-earning assets of $9.89 million, partially offset by a decrease in yields on earning assets of 22 basis points from 8.16% in 1995 to 7.94% in 1996. The increase in interest income from 1994 to 1995 was due to an increase in average interest-earning assets of $7.54 million combined with a 240 basis point increase in yields on earning assets from 5.76% in 1994 to 8.16% in 1995.

         Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 9.55% in 1996 compared to an average yield of 10.41% in 1995, reflecting lower market interest rates and an increase in 1-4 family residential mortgage loans as a percentage of the overall portfolio.

         Interest expense increased by 146.8% in 1996 to $854,000 from $346,000 in 1995. This increase was due to an increase in average interest-bearing liabilities of $11.44 million to $18.3 million in 1996 which was partially offset by a decrease in the rate paid of 37 basis points compared to 1995. Interest expense increased by $320,000 in 1995 to $346,000, from $26,000 in 1994. The increase was due to an increase in average interest bearing liabilities of $6.3 million and an increase in the average rate paid on interest-bearing liabilities of 46 basis points caused by the increased levels of large denomination certificates of deposit which command a higher interest rate.

         Net interest income in 1996 increased 55.1% to $721,000 from $465,000 in 1995 due to an increase in the volume of net average earning assets which was partially offset by an 105 basis point decrease in the net interest margin from 4.68% to 3.63%. The decrease in net interest margin during 1996 was due to an increase in the percentage of average interest-bearing liabilities to average interest earning assets to 92.3% from 69.1% in 1995. This change is due primarily to rapid growth combined with net losses. Net interest income in 1995 increased by $353,000, or 315.2%, over 1994. The net interest margin for 1995 was 4.68%, almost identical to 4.69% in 1994, the year the Bank began operations. The increase in net interest income realized in 1995 was primarily the result of an increase in net average earning assets of $7.5 million.

         The effects of changes in volumes and rates on net interest income for various periods are shown in the following table.

                    Rate/Volume Variance Analysis (thousands)

                                 Six Months Ended June 30, 1997   Year Ended December 31, 1996  Year Ended December 31, 1995
                                           Compared to                     Compared to                  Compared to
                                 Six Months Ended June 30, 1996   Year Ended December 31, 1995  Year Ended December 31, 1994
                                 ------------------------------   ----------------------------  ----------------------------
                                 Interest        Variance          Interest     Variance        Interest       Variance
                                 Income/       Attributable To     Income/   Attributable To    Income/     Attributable To
                                 Expense  ------------------------ Expense   ----------------   Expense     ----------------
                                 Variance     Rate      Volume     Variance  Rate      Volume   Variance    Rate      Volume
                                 --------     ----      -------    --------  ----      -------  --------    ----      -------
Interest-earning assets:
   Deposits in other banks .       $--        $--        $--        $--        $--        $--     $ (23)       $--      $ (23)
   Taxable investment ......       122        143        200        (55)       255        325        49        276
securities .................       (21)
   Federal funds sold ......        (9)        (1)        (8)        15          3         12        22          8         14
   Loans ...................       296        (18)       314        549        (83)       632       349         58        291
                                 -----      -----      -----      -----      -----      -----     -----      -----      -----
     Total .................       409        (40)       449        764       (135)       899       673        115        558
                                 -----      -----      -----      -----      -----      -----     -----      -----      -----

Interest-bearing liabilities
   Demand deposits .........       127         32         95        158       --          158        31          8         23
   Savings deposits ........         3        (17)        20         58         15         43        25         (2)        27
   Time deposits ...........       103       --          103        292        (31)       323       264         11        253
   Federal Funds purchased .        10         10       --
                                 -----      -----      -----      -----      -----      -----     -----      -----      -----
       Total ...............       243         25        218        508        (16)       524       320         17        303
                                 -----      -----      -----      -----      -----      -----     -----      -----      -----
        Net interest income      $ 166      $ (65)     $ 231      $ 256      $(119)     $ 375     $ 353      $  98      $ 255
                                 =====      =====      =====      =====      =====      =====     =====      =====      =====

Provision for Loan Losses

         The provision for loan losses is charged to income in an amount necessary to maintain an allowance for loan losses adequate to provide for expected losses in the Bank's loan portfolio. The level of the allowance for loan losses is determined by management's assessment of a variety of factors, including the collectibility of past due loans, volume of new loans, composition of the loan portfolio, and general economic outlook. Loan losses and recoveries are charged or credited directly to the allowance for loan losses.

Six month periods ended June 30, 1997 and 1996:

         The provision for loan losses was increased $81,000 and $68,000 during the six month periods ended June 30, 1997 and 1996, respectively. The Bank's allowance for loan losses as a percentage of gross loans at June 30, 1997 and 1996, was 1.2%. Management believes the allowance for loan losses is adequate as of June 30, 1997.

Years ended December 31, 1996, 1995 and 1994:

         Management increased the provision for loan losses from $68,000 in 1995 to $104,000 in 1996. The provision for loan losses was $30,000 in 1994. The increases in the loan loss provision were made because of the significant growth of the loan portfolio during these periods. The Bank's allowance for loan losses as a percentage of gross loans was 1.2% at the end of 1996 and 1995, and 2.4% at December 31, 1994.

         Additional information regarding loan loss provisions is discussed in "Nonperforming and Problem Assets."

Noninterest Income

         Noninterest income consists of revenues generated from a variety of financial services and activities. The majority of noninterest income is a result of service charges on deposit accounts including charges for insufficient funds, checks and fees charged for nondeposit services.

Six month periods ended June 30, 1997 and 1996:

         Noninterest income was $67,000 for the six month period ended June 30, 1997. This is unchanged from the six month period ended June 30, 1996 even though gains on sales of investment securities decreased $19,000. The decrease in gains on sale of investment securities was offset by increases in service charges on deposit accounts and other income.

Years ended December 31, 1996, 1995 and 1994:

         Noninterest income totaled $127,000 in 1996, a significant increase of 111.7% from the $60,000 recorded in 1995. Noninterest income in 1994 totaled $3,000. The majority of the increase in noninterest income from 1995 to 1996 and from 1994 to 1995 was due to the increased number of deposit accounts.

         The Bank's fee structure is reviewed annually to determine if adjustments to fees are warranted. There were no changes in the deposit account fee structure during 1996 or 1997.

         A portion of noninterest income is gain on the sale of investment securities. Although the Bank generally follows a buy and hold philosophy with respect to investment securities, occasionally the need to sell some investment securities is created by changes in market rate conditions or by efforts to restructure the portfolio to improve the Bank's liquidity or interest rate risk positions. Noninterest income also includes fees charged for various bank services such as safe deposit box rental fees and letter of credit fees. The sources of noninterest income for the past three years are summarized in the table below.

                    Sources of Noninterest Income (thousands)

                                    Six Months Ended June 30,       Years Ended December 31,
                                    ------------------------       --------------------------
                                         1997         1996         1996        1995      1994
                                         ----         ----         ----        ----      ----
Service charges on deposit accounts .     $ 50        $ 39         $ 93       $ 41       $  3

Gain on sale of investment securities       (1)         17           17         10        --

Other ...............................       18          11           17          9        --

   Total noninterest income .........     $ 67        $ 67         $127       $ 60       $  3


Noninterest Expense

Six month periods ended June 30, 1997 and 1996:

         Noninterest expense for the six months ended June 30, 1997 was $611,000, a 44.1% increase over the noninterest expense of $424,000 for the six months ended June 30, 1996. This increase is due primarily to an increase in personnel expenses of $105,000, or 60.34%, to meet the needs of the Bank due to its growth. The number of full-time equivalent employees increased to 24 from 13 during the twelve-month period between June 30, 1997 and June 30, 1996. Management expects the number of full-time equivalent employees to increase at a slower pace through the rest of 1997 and 1998.

         Professional services expense for the first half of 1997 increased to $44,000 or 46.7% over the June 30, 1996 amount. This increase is due primarily to the loss of the Company's senior vice president of operations late in 1996, forcing the Company to outsource portions of the responsibilities formerly performed by that position. The overhead ratio for the periods ended June 30, 1997 and 1996 was 113% and 119%, respectively. Noninterest expense has increased over the past two years and will most likely continue to increase as the Bank grows. However, as the bank becomes more mature, growth in net interest will outpace growth in noninterest expense. Accordingly, management believes the Bank's overhead ratio will continue to improve.

Years ended December 31, 1996, 1995 and 1994:

         Noninterest expense for 1996 rose $140,000 or 17.7% to $929,000. Noninterest expense was $789,000 in 1995 and $412,000 in 1994. The overhead ratio of noninterest expense to adjusted total revenues (net interest income plus noninterest income excluding securities transactions) was 112% in 1996, 153% in 1995 and 358% in 1994.

         Total personnel expenses, the largest component of noninterest expense, increased $59,000 or 17.9% to $388,000 in 1996. Personnel expenses for 1995 were $329,000, an increase of $130,000 or 65.3%, from the 1994 level of $199,000.
These increases were attributable to the increased number of full time equivalent employees required due to the high growth rate the Bank has experienced since opening.

         Combined occupancy and furniture and equipment expense increased $32,000 in 1996 compared to a $67,000, or 167.5%, increase from 1994 to 1995.
The increase in 1996 was primarily due to the opening of the new Bank building which resulted in increased maintenance, insurance and depreciation. The increase in 1995 was due to the Bank being open for business for the full year versus only four months during the previous year.

         Professional services expense, fees paid to attorneys, independent auditors, and state examiners decreased $14,000 or 23.3%, to $46,000 during 1996. Professional services expense totaled $60,000 in 1995, a 140% increase over the $25,000 level in 1994. These large fluctuations during the past three years were caused by the Bank incurring significant expenses related to various examinations that were required subsequent to the initial opening.

         Outside services consisting primarily of data processing and credit card processing fees, increased $25,000, or 33.8% to $99,000 in 1996. These fees were $74,000 and $19,000 in 1995 and 1994, respectively. These fees relate directly to the number of accounts serviced and transactions processed. Management expects these expenses to continue to increase as the Bank grows.

         The primary elements of noninterest expense for the past three years and the six month periods ended June 30, 1997 and 1996 are as summarized in the following table.

                   Sources of Noninterest Expense (thousands)

                                        Six Months            Years Ended
                                      Ended June 30,          December 31,
                                   -----------------  ------------------------
                                    1997      1996     1996     1995     1994
                                   -------   ------   -------  -------  ------

Salaries and wages ...............   $228     $151      335     $285     $180
Employee benefits ................     51       23       53       44       19
   Total personnel expense .......    279      174      388      329      199

Occupancy Expense ................     33       37       77       67       30
Furniture and equuipment .........     40       31       62       40       10
Printing and supplies ............     32       22       48       37       39
Professional services ............     44       30       46       60       25
Postage ..........................     14       12       25       18        6
Telephone ........................      7        4        9        8        7
Dues and subscriptions ...........      9        6       12        8        6
Education and seminars ...........      6        4       11       19        8
Advertising and public
relations ........................     18       14       38       30       11
Insurance expense ................     13       15       26       30       13
Capital Stock Tax ................     16        3       15        7      --
Outside services .................     55       39       99       74       19
Amortization of
organizational cost ..............     19       19       37       37       10
Other operating expense ..........     26       14       36       25       29
                                      ----     ----     ----     ----     ----

   Total other expenses ..........   $611     $424      929     $789     $412
                                     ====     ====     ====     ====     ====


Income Taxes

         Income tax expense is based on amounts reported in the statements of income (after adjustments for non-taxable income and non-deductible expenses) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. The deferred tax assets and liabilities represent the future Federal income tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

         The Company's deferred income tax benefits and liabilities are the result of temporary differences in loss carryforwards, provisions for loan losses, valuation reserves, depreciation, deferred income, and investment security discount accretion.

Six month periods ended June 30, 1997 and 1996:

         Net deferred income tax assets of approximately $400,000, and $295,000 at June 30, 1997, and 1996, respectively, were also offset by a valuation allowance. Accordingly, no income tax expense or benefit was reported during the six month periods ended June 30, 1997 or 1996. In the event the Company begins generating a net profit and management feels that the deferred tax asset is realizable, as defined by accounting standards, the valuation allowance will be reduced, and potentially material corresponding increases in net income will result. Years ended December 31, 1996, 1995 and 1994:

         Net deferred income tax assets of $329,000, $261,000 and $151,000 at December 31, 1996, 1995, and 1994, respectively, are offset by a valuation allowance. Accordingly, no income tax expense or benefit was reported during 1996, 1995 or 1994.

Earning Assets

Six month periods ended June 30, 1997 and 1996:

         During the first six months of 1997, average earning assets increased to $26.9 million. This represents a 65.5% increase over the same time period a year earlier. During the six month period ended June 30, 1997, average earning assets as a percentage of average total assets increased to 88.0%, compared to 85.3%, as of the six months ended June 30, 1996. The trend of average loans increasing as a percentage of total average assets continued as loans increased to 48.3% as opposed to 43.3% during the same periods. Investment securities decreased to 38.0% of total average assets for the six months ended June 30, 1997 as compared to 37.9% for the six months ended June 30, 1996.

Years ended December 31, 1996, 1995 and 1994:

         Average earning assets increased $9.89 million, or 99.6%, during 1996 to $19.8 million. Total earning assets represented 86.3% of total average assets in 1996 compared to 85.9% in 1995. The mix of average earning assets changed during 1996 with a larger portion of the Bank's funds being invested in higher yielding loans. For 1996, average net loans represented 42.2% of total average assets while average investment securities represented 39.0% of total average assets. For 1995, average net loans represented 31.3% of average assets and average investment securities represented 46.3% of average assets. Average noninterest earning assets increased to $3.1 million from $1.6 million during 1996. This is due to an increase in the amount of cash on hand to meet liquidity needs and the opening of the permanent bank building.

         A summary of average assets is shown in the following table.

                          Average Asset Mix (thousands)

                                                       Years Ended December 31,

                                             1996                1995                1994
                                      ------------------  ------------------  -----------------

                                      Average              Average             Average
                                      Balance    Percent   Balance   Percent   Balance  Percent
Earnings assets:
   Loans, net ...................     $ 9,695     42.19%  $ 3,620    31.30%  $   317     10.45%
   Investment securities ........       8,957     38.98     5,350    46.26       863     28.44
   Federal funds sold ...........       1,179      5.13       967     8.36       689     22.71
   Interest-bearing bank balances        --         --        --       --        528     17.40
                                      -------    ------    ------   ------   -------   -------
   Total earning assets .........      19,831     86.30     9,937    85.92     2,397     79.00

Nonearning assets:
   Cash and due from banks ......       1,465      6.38       660     5.71       217      7.15
   Premises and equipment .......       1,410      6.14       718     6.21       227      7.48
   Other assets .................         272      1.18       249     2.16       193      6.37
                                      -------    ------   -------   ------   -------   -------
   Total nonearning assets ......       3,147     13.70     1,627    14.08       637     21.00
                                      -------    ------   -------   ------   -------   -------
   Total assets .................     $22,978    100.00%  $11,564   100.00%  $ 3,034    100.00%
                                      =======    ======   =======   ======   =======   =======

                                                           Six Months Ended
                                                             June 30, 1997

                                                           Average
                                                           Balance   Percent
Earnings assets:
   Loans, net                                            $  14,759     48.32%
   Investment securities                                    11,607     38.00
   Federal funds sold                                          517      1.69
   Interest-bearing bank balances                                -        -
                                                          --------  -------
   Total earning assets                                     26,883     88.01

Nonearning assets:
   Cash and due from banks                                   1,860      6.09
   Premises and equipment                                    1,469      4.81
   Other assets                                                334      1.09
                                                         ---------  --------
   Total nonearning assets                                   3,663     11.99
                                                         ---------  --------
   Total assets                                          $  30,546    100.00%
                                                         =========  ========

Loans

         The Bank makes both consumer and commercial loans to borrowers in all neighborhoods within its market area, including the low- and moderate-income areas. The Bank's market area is generally defined to be all or portions of the Pulaski, Giles, Wythe, Montgomery and Bland Counties of Virginia and the City of Radford, Virginia. The Bank emphasizes consumer based installment loans, commercial loans to small and medium sized businesses and real estate loans.

Six month periods ended June 30, 1997 and 1996:

         While average net loans increased $6.5 million, or 79.3%, during the twelve month period ended June 30, 1997, the overall mix of loans by loan type did not change significantly.

Years ended December 31, 1996, 1995 and 1994:

         Net loans consist of total loans less unearned income and the allowance for loan losses. Average net loans totaled $9.7 million during 1996, an increase of $6.1 million or 167.9% over 1995. The increase in average net loans outstanding during the past year is due to the efforts of the Bank's management, increases in loan demand and to the Bank's growing reputation in the community.

         A significant portion of the loan portfolio, $5.0 million or 38.8%, is made up of loans secured by various types of real estate. Total loans secured by one to four family residential properties represented 36.2% of total loans at the end of 1996. During 1996, the Bank also experienced growth in loans for commercial and business purposes. These loans increased 106.2% during 1996 to a total of $4.3 million, or 33.6% of total loans outstanding compared to a total of $2.1 million at the end of 1995.

         The amounts of loans outstanding by type at June 30, 1997, and December 31, 1996 and 1995 are shown in the following table.

                       Loan Portfolio Summary (thousands)

                                                    December 31, 1996           December 31, 1995
                                                   -------------------       ----------------------

                                                     Amount      %            Amount           %
Construction and development                       $   235      1.82%         $   580         8.54%
Farmland                                                -         -                -            -
1-4 family residential                               4,676     36.21            1,980        29.17
Multifamily residential                                  -        -                 -           -
Nonfarm, nonresidential                                102       .79                -           -
                                                   -------  --------          -------     -------
Total real estate                                    5,013     38.82            2,560        37.71

Agricultural                                             8       .05                -           -
Commercial and industrial                            4,344     33.64            2,107        31.04
Credit cards                                           135      1.05               93         1.37
Other consumer                                       2,564     19.85            1,149        16.93
State and political subdivisions                       343      2.66              422         6.22
Other                                                  507      3.93              457         6.73
                                                   -------  --------          -------     --------
         Total                                     $12,914   100.00%          $ 6,788       100.00%
                                                   =======  =======           =======     ========


                                                         June 30, 1997
                                                       Amount         %

Construction and development                          $   505         2.83%
Farmland                                                    -            -
1-4 family residential                                  5,865        32.92
Multifamily residential                                     -           -
Nonfarm, nonresidential                                   134          .75
                                                      -------     --------
         Total real estate                              6,504        36.50

Agricultural                                              118          .66
Commercial and industrial                               6,680        37.50
Credit cards                                              389         2.18
Other consumer                                          3,714        20.85
State and political subdivisions                          301         1.69
Other                                                     109          .62
                                                      -------     --------
         Total                                        $17,815       100.00%
                                                      =======     ========

         The maturity distribution of variable and fixed rate loans as of June 30, 1997 and December 31, 1996 are set forth in the following table.

                     Maturity Schedule of Loans (thousands)

                                                             December 31, 1996
                                         Commercial
                                        Financial and   Real                         Total
                                         Agriculture   Estate     Others      Amount            %
                                        -------------  ------     ------      ------         ------
Fixed rate loans:
   Three months or less .............     $   150     $  --       $   286     $   436          3.38%
   Over three months to twelve months         148         260         425         833          6.45
   Over one year to five years ......         935         191       1,600       2,726         21.11
   Over five years ..................         316         448         511       1,275          9.87
                                          -------     -------     -------     -------        ------
         Total fixed rate loans .....       1,549         899       2,822       5,270         40.81
                                          -------     -------     -------     -------        ------

Variable rate loans:
   Three months or less .............       1,771         699         420       2,890         22.38
   Over three months to twelve months        --           139        --           139          1.07
   Over one year to five years ......          45       1,151          19       1,215          9.41
   Over five years ..................         987       2,125         288       3,400         26.33
                                          -------     -------     -------     -------        ------
         Total variable rate loans ..       2,803       4,114         727       7,644         59.19
                                          -------     -------     -------     -------        ------

Total loans:
   Three months or less .............       1,921         699         706       3,326         25.76
   Over three months to twelve months         148         399         425         972          7.52
   Over one to five years ...........         980       1,342       1,619       3,941         30.52
   Over five years ..................       1,303       2,573         799       4,675         36.20
                                          -------     -------     -------     -------        ------
         Total loans ................     $ 4,352     $ 5,013     $ 3,549     $12,914        100.00%
                                          =======     =======     =======     =======        ======


                                                           June 30, 1997
                                        Commercial
                                       Financial and   Real                         Total
                                        Agriculture   Estate      Others     Amount          %
                                       -------------  ------      ------     ------       ------
Fixed rate loans:
   Three months or less .............     $   275     $  --       $   577     $   852      4.78%
   Over three months to twelve months         172         309         187         668      3.75
   Over one year to five years ......         914         450       1,666       3,030     17.01
   Over five years ..................         579         494         887       1,960     11.00
                                          -------     -------     -------     -------     ------
         Total fixed rate loans .....       1,940       1,253       3,317       6,510     36.54
                                          -------     -------     -------     -------     ------

Variable rate loans:
   Three months or less .............       2,882         495         270       3,647     20.47
   Over three months to twelve months        --           319        --           319      1.79
   Over one year to five years ......         358       1,323          92       1,773      9.95
   Over five years ..................       1,516       3,738         312       5,566     31.25
                                          -------     -------     -------     -------     ------
         Total variable rate loans ..       4,756       5,875         674      11,305     63.46
                                          -------     -------     -------     -------     ------

Total loans:
   Three months or less .............       3,157         495         847       4,499     25.25
   Over three months to twelve months         172         628         187         987      5.54
   Over one to five years ...........       1,272       1,773       1,758       4,803     26.96
   Over five years ..................       2,095       4,232       1,199       7,526     42.25
                                          -------     -------     -------     -------     ------
         Total loans ................     $ 6,696     $ 7,128     $ 3,991     $17,815    100.00%
                                          =======     =======     =======     =======     ======

Investment Securities

         The Bank uses its investment portfolio to provide liquidity for unexpected deposit decreases, to fund loans, to meet the Bank's interest rate sensitivity goals, and to generate income.

         Securities are classified as securities held to maturity when management has the intent and the Company has the ability at the time of purchase to hold the securities to maturity. Securities held to maturity are carried at cost adjusted for amortization or premiums and accretion of discounts. Securities to be held for indefinite periods of time are classified as securities available for sale. Unrealized gains and losses on securities available for sale are recognized as direct increases or decreases in shareholders' equity. Securities available for sale include securities that may be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, general liquidity needs and other similar factors. The entire securities portfolio is classified as available for sale.

         Management of the investment portfolio has always been conservative with virtually all investments taking the form of purchases of U.S. Treasury, U.S. Government agency and State and local bond issues. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, management may sell certain securities prior to their maturity.

         The following table presents the investment portfolio at December 31, 1996 and June 30, 1997, by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date. Maturities on all other securities are based on the contractual maturity.

                       Investment Securities (thousands)

Available for sale

                                                          December 31, 1996

                                        Amortized Cost Due

                                        After One  After Five   After
                           In One Yr.    Through     Through     Ten     Equity                    Fair
                            or Less     Five Yrs.   Ten Yrs.    Years   Securities     Total       Value

U.S. Treasury              $     1,302 $     2,691 $        - $    -    $       - $     3,993 $     4,013
U. S. Government agencies                                          -            -
   and Mortgage-Backed
   Securities                      748       2,673      3,621      -            -       7,042       6,962
State and political subs.            -         197          -      -            -         197         201
Equity securities                    -           -          -      -          137         137         137
                           ----------- ----------- ---------- --------- --------- ----------- -----------
         Total             $     2,050 $     5,561 $    3,621 $    -    $     137 $    11,369 $    11,313
                           =========== =========== ========== ========= ========= =========== ===========

Weighted average yields:

U.S. Treasury                    5.63%       6.27%         -%        -%                 5.97%
U.S. Government agencies
   and Mortgage-Backed           5.33        6.30       6.38         -                  6.25
   Securities
State and political
   subdivisions                     -        6.54          -         -                  6.54
Equity securities                   -           -          -         -                     -
                           ----------- ----------- ---------- ---------           -----------
         Consolidated            5.35%       6.29%      6.38%        -%                 6.15%
                           =========== =========== ========== =========           ===========



                                                            June 30, 1997

                                        Amortized Cost Due

                                        After One  After Five   After
                           In One Yr.    Through     Through     Ten     Equity                         Fair
                             or Less    Five Yrs.   Ten Yrs.    Years   Securities            Total       Value
                           -----------  ----------  --------    -----   ----------            -----       -----
U.S. Treasury              $     4,255 $     1,000 $        - $    -    $       - $     5,255 $     5,296
U.S. Government agencies
   and Mortgage-Backed
   Securities                    2,250       3,840      2,750      -            -       8,840       8,741
State and political
   subdivisions                      -         200          -      -            -         200         201
Equity securities                    -           -          -      -          149         149         149
                           ----------- ----------- ---------- --------- --------- ----------- -----------
         Total             $     6,505 $     5,040 $    2,750 $    -    $     149 $    14,444 $    14,387
                           =========== =========== ========== ========= ========= =========== ===========

Weighted average yields:

U.S. Treasury                    5.86%       6.27%         -%      -%                   5.99%
U. S. Government agencies
   and Mortgage-Backed
   Securities                    5.35        6.41       6.35       -                    6.13
State and political subs.           -        6.45          -       -                    6.45
Equity securities                   -           -          -       -                    6.09
                           ---------- -------- ----- -------  ---------
         Consolidated            5.63%       6.41%      6.35%      -%                   6.09%
                           =========== =========== ========== =========           ===========

Six month periods ended June 30, 1997 and 1996:

         The average yield on the investment portfolio was 6.15% and 6.51% during the six month periods ended June 30, 1997 and 1996, respectively. This decrease in the average yield reflects the increase in the amount of shorter term investments purchased in an effort to manage liquidity and interest rate risk associated with large denomination certificates of deposit. At June 30, 1997, the market value of the investment portfolio was $14.4 million which was approximately $57,000 below amortized cost.

Years ended December 31, 1996, 1995 and 1994:

         The interest rate environment in 1996 caused the average yield on the investment portfolio to decrease to 6.54% from 7.07% in 1995. At December 31, 1996, the market value of the investment portfolio was $11.3 million, representing depreciation of $56,000 below amortized cost. This compared to a market value of $5.5 million and an appreciation of $59,000 above amortized cost a year earlier.

Federal Funds Sold

         Federal funds represent the most liquid portion of the Bank's invested funds and generally the lowest yielding portion of earning assets. Management has made an effort to maintain federal funds at the lowest level possible consistent with prudent interest rate risk management strategies and liquidity needs.

Six month periods ended June 30, 1997 and 1996:

         Federal funds sold were $1.5 million at June 30, 1997. They averaged $517,000 during the six month period ended June 30, 1997, a decrease of $271,000 or 34.4% from the six month period ended June 30, 1996. During the first half of 1997 average federal funds were 1.9% of average earnings assets. Years ended December 31, 1996, 1995 and 1994:

         Average federal funds sold totaled $1.2 million in 1996 which represented a 21.9% increase from $967,000 in 1995. Average federal funds sold were $517,000 during the first six months of 1997. During 1996, average federal funds represented 5.1% of average earning assets, down from the 8.4% during 1995.

Deposits

         The Bank relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investments in liquid assets. More specifically, core deposits (total deposits less time deposits in denominations of $100,000 or more) are the primary funding source.

         The Bank's balance sheet growth is largely determined by the availability of deposits in its markets, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios. Market conditions have resulted in depositors shopping for better deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. The Bank's management must continuously monitor market pricing, competitor's rates, and internal interest rate spreads to maintain the Bank's growth and profitability. The Bank attempts to structure rates so as to promote deposit and asset growth while at the same time increasing the overall profitability of the Bank.

Six month periods ended June 30, 1997 and 1996:

         Average total deposits were $26.9 million for the six months ended June 30, 1997. This is an increase of $11.3 million or 42.0% from the six months ended June 30, 1996. Average core deposits were $22.4 million for the six months ended June 30, 1997.

         The trend of increasing interest-bearing deposits as a percentage of total deposits continued. Average interest-bearing deposits were 90.7% and 88.5% of total average deposits for the six month periods ended June 30, 1997 and 1996, respectively.

         Large municipal deposits were $6.3 million and $13.5 million at June 30, 1996 and June 30, 1997, respectively. The large increase is partially due to a $3.0 million certificate of deposit issued to a local government during June, 1997. This large certificate of deposit accounts for the $3.3 million difference between the average large demonination certificates of deposit for the six month period ended June 30, 1996 and June 30, 1997. Those balances were $4.5 million and $7.7 million, respectively.

Years ended December 31, 1996, 1995 and 1994:

         Average total deposits for the year ended December 31, 1996 amounted to $19.8 million which was an increase of $11.8 million, or 146.7%, over 1995. Average core deposits totaled $16.7 million in 1996, an increase of $10.3 million, or 159.8%, over 1995. The percentage of the Bank's average deposits that are interest-bearing increased to 92.5% in 1996 from 85.6% in 1995. Average demand deposits which earn no interest increased $334,000 to $1.5 million in 1996 as compared to 1995. Average deposits for the six months ended June 30, 1997 and the three years ended December 31, 1996, 1995 and 1994 are summarized in the following table.

         The average certificates of deposit issued in denominations of $100,000 or more increased by $1.5 million, or 93.8%, in 1996. Even though certificates of deposit issued in denominations of $100,000 or more have increased, average large denomination certificates of deposit as a percentage of total average deposits have decreased slightly for the past two years. Average certificates of deposit issued in denominations of $100,000 or more as a percentage of total average deposits were 26.3%, 19.8%, and 15.6% for the years ended December 31, 1994, 1995 and 1996, respectively. Large municipal deposits from local governments were $2.1 million and $9.0 million at December 31, 1995 and 1996, respectively. There were no municipal deposits during 1994. Management believes that the Bank is paying market rates for these deposits. Management's strategy has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Large denomination certificates of deposit and large municipal deposits are particularly sensitive to changes in interest rates. Management considers these deposits to be volatile and, in order to minimize liquidity and interest rate risks, invests these funds in short-term investments.

                             Deposit Mix (thousands)


                                                                       Years Ended December 31,
                                                           1996                  1995                  1994
                                                   --------------------  --------------------  ------------
                                                    Average               Average               Average
                                                    Balance    Percent    Balance    Percent    Balance    Percent
Interest-bearing deposits:
   Now accounts                                    $   5,304     26.79%  $     917     11.43%  $      72      6.16%
   Money market                                          982      4.96         687      8.56         111      9.50
   Savings                                             1,294      6.54         253      3.15          35      2.99
   Small denomination certificates                     7,642     38.60       3,417     42.59          41      3.51
   Large denomination certificates                     3,083     15.57       1,591     19.83         308     26.35
                                                   ---------  --------   ---------  --------   ---------  --------
       Total interest bearing deposits                18,305     92.46       6,865     85.56         567     48.51

Noninterest bearing deposits:
   Demand deposits                                     1,492      7.54       1,158     14.44         602     51.49
                                                   ---------  --------   ---------  --------   ---------     -----
       Total deposits                              $  19,797  10.00%     $   8,023   100.00%   $   1,169    100.00%
                                                   =========  =====      =========  =======    =========  ========

                                                           Six Months Ended
                                                             June 30, 1997

                                                          Average
                                                          Balance    Percent
Interest-bearing deposits:
   Now accounts                                          $   7,855     29.17%
   Money market                                              1,550      5.76
   Savings                                                   1,450      5.39
   Small denomination certificates                           9,059     33.65
   Large denomination certificates                           4,494     16.69
                                                         ---------   -------
       Total interest bearing deposits                      24,408     90.66

Noninterest bearing deposits:
   Demand deposits                                           2,516      9.34
                                                         ---------  --------
       Total deposits                                    $  26,924   100.00%
                                                         =========    ======


         The following table provides maturity information relating to time deposits of $100,000 or more at June 30, 1997 and December 31, 1996.

                   Large Time Deposit Maturities, (thousands)


                                                         June 30,   December 31,
                                                           1997        1996
                                                        ---------   ---------

Remaining maturity of three months or less                 $ 4,563    $  1,392
Remaining maturity over three through twelve months          2,384       1,155
Remaining maturity over twelve months                          800         532
                                                           -------    --------
     Total time deposits of $100,000 or more               $ 7,747    $  3,079
                                                           =======    ========

Short-Term Debt

         The Bank had no short-term debt at December 31, 1996, 1995, or 1994. The Bank borrowed using federal funds purchased for the first time during the first six months of 1997, in order to provide liquidity and reduce interest rate risk. The average balance of Federal funds purchased was $377,000 for the six month period ended June 30, 1997. The related interest expense on these borrowings was $10,000, for a cost of funds of 5.31%.

Capital Adequacy

         Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier I) capital (common stockholders' equity and qualifying preferred stockholders' equity, less intangible assets) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets and qualifying subordinated debt) to risk-weighted assets of 8.0%. See "Supervision and Regulation."

         In addition, a minimum leverage ratio of average Tier I capital to average total assets for the previous quarter, ranging from 3% to 5%, is required by federal bank regulators subject to the regulator's evaluation of the Bank's overall safety and soundness. As of December 31, 1996, the Bank had a ratio of year-end Tier I capital to average total assets for the fourth quarter of 1996 of 11.62%.

         The Bank exceeds all required regulatory capital ratios.

Six month periods ended June 30, 1997 and 1996:

         Shareholders' equity was unchanged at $3.2 million for June 30, 1997 and June 30, 1996. Net losses were offset by increases in the market value of investment securities available for sale of approximately $340,000. Average shareholder's equity as a percentage of average total assets during the six month periods ended June 30, 1997 and 1996 was 10.36% and 17.94%, respectively. This change was due primarily to an increase in total average assets of $10.6 million, or 65.5%, between the two six month periods ended June 30, 1996 and June 30, 1997. The other contributing factor in the change in the ratio of average equity to average assets is a $251,000 decrease in average equity between the two six month periods, due to net losses. For the quarter ended June 30, 1997, Bank Tier I capital to average total assets was 11.67%. Tier I and total capital to risk-weighted assets is 15.53% and 16.60%, respectively.

Years ended December 31, 1996, 1995 and 1994:

         Shareholders' equity was $3.3 million at December 31, 1996, an 8.3% decrease from the 1995 year-end total of $3.6 million. The decrease was primarily a result of the net loss in 1996 and a decrease in the market value of securities that are classified as available for sale. Average shareholders' equity as a percentage of average total assets was 13.7% in 1996 and 30.4% in 1995.

         At December 31, 1996 the Bank had a ratio of Tier I capital to risk-weighted assets of 21.97% and a ratio of total regulatory capital to risk-weighted assets of 23.06%, well above the regulatory minimum of 4.0% and 8.0%, respectively.

         The Bank's analysis of capital for the quarters ended June 30, 1997 and December 31, 1996 is presented in the following table.

                         Risk-Based Capital, (thousands)

                                                                     Quarters Ended
                                                                  June 30,   December 31,
                                                                    1997        1996
                                                                  ---------  ------------
Tier I capital                                                    $   3,145    $  3,139
Qualifying allowance for loan losses1
   (limited to 1.25% of risk weighted assets)                           215         155
                                                                  ---------    --------
         Total regulatory capital                                 $   3,360    $  3,294
                                                                  =========    ========

         Total risk-weighted assets                               $  20,246    $ 14,286
                                                                  =========    ========

Tier I as a percent of risk-weighted assets                         15.53%       21.97%
Total Tier II capital as a percent of risk-weighted assets          16.60%       23.06%
Leverage ratio/2                                                    10.24%       11.62%

     1 /Limited to 1.25% of risk-weighted assets.
     2 /Period end Tier I capital to adjusted average assets per quarter.


Common Stock Outstanding

         At December 31, 1996 the Company had 437,225 shares of common stock outstanding. Shareholders of record as of May 1, 1997 received a 25% stock dividend. At June 30, 1997 the Company had 546,399 shares of common stock outstanding. These shares are held by approximately 587 shareholders of record.

Nonperforming and Problem Assets

         Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. The Bank also attempts to reduce repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies.

         The allowance for loan losses is maintained at a level adequate to absorb probable losses. Some of the factors which management considers in determining the appropriate level of the allowance for credit losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, regulatory policies, and in particular, how such conditions relate to the market areas that the Bank serves. Bank regulators also periodically review the Bank's loans and other assets to assess their quality. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

         The accrual of interest on loans is discontinued on a loan when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

         The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in the following table.

                      Allowance for Loan Losses (thousands)

                                                                 December 31,
                                               June 30,   ---------------------------
                                                1997       1996       1995       1994
                                             ----------   ------    -------     ------
Allowance for loan losses, beginning .....     $ 155      $  81      $  30      $--
Provision for loan losses, added .........        81        104         68         30
                                               -----      -----      -----      -----
                                                 236        185         98         30

Loans charged off ........................       (32)       (43)       (18)      --
Recoveries of loans previously charged off        11         13          1       --
                                               -----      -----      -----      -----
         Net charge-offs .................       (21)       (30)       (17)      --
                                               -----      -----      -----      -----
         Allowance for loan losses, ending     $ 215      $ 155      $  81      $  30
                                               =====      =====      =====      =====


         The loan portfolio also included loans to various borrowers (watch loans) at period-end for which management had concerns about the ability of the borrowers to continue to comply with present loan repayment terms, and which could result in some or all of these loans being uncollectible. Management monitors these loans carefully and has provided for these loans in the allowance for loan losses.

         Management realizes that general economic trends greatly affect loan losses and no assurances can be made about future losses. Management does, however, consider the allowance for loan losses to be adequate at December 31, 1996 and June 30, 1997. The allocation of the reserve for loan losses is shown in the following table.

             Allocation of the Allowance for Loan Losses (thousands)

                                                                          December 31,
                                                     1996                     1995                    1994
                                            ----------------------  ---------------------   -------------------

Balance at end of period applicable to:     Amount    Percent(1)    Amount    Percent(1)   Amount    Percent(1)
                                            ------   --------       ------     -----       ------     ------
Commercial, financial and agricultural      $   85      33.73%      $   26     24.71%       $   6      36.44%
Real estate, construction                       -          -             -         -            -          -
Real estate, mortgage                           23      38.13           16     44.41            8      24.18
Installment loans to individuals, other         47      28.14           39     30.88           16      39.38
                                            ------   --------       ------     -----       ------     ------
         Total                              $  155     100.00%      $   81    100.00%      $   30     100.00%
                                            ======   =========      ======    ======       ======    ========

                                                        June 30, 1997

Balance at end of period applicable to:              Amount    Percent(1)
                                                   ----------  ---------

Commercial, financial and agricultural             $      107     37.59%
Real estate, construction                                   -          -
Real estate, mortgage                                      38      40.01
Installment loans to individuals, other                    70      22.40
                                                   ----------  ---------
         Total                                     $      215    100.00%
                                                   ==========  ========


         (2) Percent of loans in each category to total loans.

         Nonperforming Assets at June 30, 1997 and December 31, 1996 and 1995 are analyzed in the table below.

                        Nonperforming Assets (thousands)

                                      June 30,              December 31,
                                        1997           1996            1995
                                   -----------     -----------     -----------

Nonaccrual loans                   $        19     $        17     $         -
Restructured loans                           -               -               -
Foreclosed and in-substance
   foreclosed properties                    42               -               8
                                   -----------     -----------     -----------
                                   $        61     $        17     $         8
                                   ===========     ===========     ===========


Six month periods ended June 30, 1997 and 1996:

         At June 30, 1997 nonperforming assets were .3% of gross loans outstanding and there were no loans past due 90 or more days. During the first half of 1997 and 1996 net loan charge-offs as a percentage of average loans were less than one one-hundredth of a percent. At June 30, 1997 the allowance for loan losses was $215,000. This was also 1.2% of gross outstanding loans.

Years ended December 31, 1996, 1995 and 1994:

         Nonperforming assets at year-end 1996 and 1995 were .1% of gross loans outstanding. In addition to the nonperforming assets, loans which were past due 90 days or more amounted to $52,000 at December 31, 1996 and $18,000 at December 31, 1995. Net loan charge-offs as a percentage of average loans were .31%, and
 .47% in 1996 and 1995, respectively. There were no charge-offs during 1994. The allowance for loan losses was $155,000 and $81,000 and December 31, 1996 and 1995, respectively, or 1.2% of total gross outstanding for both years.

Liquidity and Sensitivity

         The principal goals of the Bank's asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash in order to fund depositors' withdrawals or borrowers' loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest against liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income which could result from interest rate changes.

         Management must insure that adequate funds are available at all times to meet the needs of its customers. On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates, federal funds lines from correspondent banks, borrowings from the Federal Reserve Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

         Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. The table below shows the sensitivity of the Bank's balance sheet at the dates indicated, but is not necessarily indicative of the position on other dates.

                            Interest Rate Sensitivity

                                                                           December 31, 1996
                                                                        Maturities/Repricing
                                                       1-3          4-12         13-60       Over 60
                                                     Months        Months       Months       Months        Total
Earning assets:
   Loans                                           $     3,636  $     1,980  $     7,018  $       280   $    12,914
   Investments                                             999        1,051        5,561        3,758        11,369
   Federal Funds Sold                                      402            -            -            -           402
                                                   -----------  -----------  -----------  -----------   -----------
     Total                                               5,037        3,031       12,579        4,038        24,685
                                                   -----------  -----------  -----------  -----------   -----------

Interest-bearing liabilities:
   Now accounts                                          8,266            -            -            -         8,266
   Money market                                          1,376            -            -            -         1,376
   Savings                                                 963            -            -            -           963
   Certificates of deposit                               2,859        4,453        3,494            -        10,806
                                                   -----------  -----------  -----------  -----------   -----------
         Total                                          13,464        4,453        3,494            -        21,411
                                                   -----------  -----------  -----------  -----------   -----------
Interest rate gap                                  $    (8,427) $    (1,422) $     9,085  $     4,038   $     3,274
                                                   ===========  ===========  ===========  ===========   ===========

Cumulative interest sensitivity gap                $    (8,427)$     (9,849) $     (764)  $     3,274            -
Ratio of sensitivity gap to total
   earnings assets                                      (34.14%)     (5.76%)      36.80%        16.36%        13.26%
Cumulative ratio of sensitivity gap
   to total earnings assets                             (34.14%)    (39.90%)      (3.10%)       13.26%           -


                                                                             June 30, 1997
                                                                        Maturities/Repricing
                                                       1-3          4-12         13-60       Over 60
                                                     Months        Months       Months       Months        Total
Earning assets:
   Loans                                           $     4,959  $     1,533  $    10,374  $       949   $    17,815
   Investments                                           3,698        2,750        5,040        2,899        14,387
   Federal funds sold                                    1,458            -            -            -         1,458
                                                   -----------  -----------  -----------  -----------   -----------
     Total                                              10,115        4,283       15,414        3,848        33,660
                                                   -----------  -----------  -----------  -----------   -----------

Interest-bearing liabilities:
   Now accounts                                         10,000            -            -            -        10,000
   Money market                                          1,653            -            -            -         1,653
   Savings                                               2,017            -            -            -         2,017
   Certificates of deposit                               6,237        7,545        4,245            -        18,027
                                                   -----------  -----------  -----------  -----------   -----------
         Total                                          19,907        7,545        4,245            -        31,697
                                                   -----------  -----------  -----------  -----------   -----------
Interest rate gap                                  $    (9,792) $    (3,262) $    11,169  $     3,848   $     1,963
                                                   ===========  ===========  ===========  ===========   ===========

Cumulative interest sensitivity gap                $    (9,792) $   (13,054) $    (1,885) $     1,963          -
Ratio of sensitivity gap to total
   earnings assets                                      (29.27%)      (9.75%)      33.39%       11.50%        5.87%
Cumulative ratio of sensitivity gap
   to total earnings assets                            (29.27%)      (39.02%)      (5.63%)       5.87% -


         The liquidity ratio remained steady during the first half of 1997 and the June 30, 1997 ratio was 53.0%. This ratio is considered to be adequate by management.

         There have been no significant changes in the Bank's interest rate risk position in the first half of 1997. At June 30, 1997, the Bank was cumulatively asset-sensitive (earning assets subject to interest rate changes exceeded interest-bearing liabilities subject to changes in interest rates). NOW and money market account repricings within three months were $11.7 million, which historically have not been as interest-sensitive as other types of interest-bearing deposits. Removing the impact of NOW and money market accounts, the Bank is asset sensitive in the three month or less time, period with the four to twelve months time period being liability-sensitive, the thirteen to sixty months time period being asset-sensitive and the over sixty months time period being asset-sensitive.

         Certificates of deposit in denominations of $100,000 or more and large municipal deposits are especially susceptible to interest rate changes. These deposits are matched with short-term investments. Matching sensitive positions alone does not ensure that the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Effects of Inflation

         Interest rates are affected by inflation, but the timing and magnitude of the changes may not coincide with changes in the consumer price index. Management actively monitors the Bank's interest rate sensitivity in order to minimize the effects of inflationary trends on the Bank's operations. Other areas of non-interest expenses may be more directly affected by inflation.

Financial Ratios

         The following table summarizes ratios considered to be significant indicators of the Bank's operating results and financial condition for the periods indicated.

                              Key Financial Ratios

                                          Six Months Ended
                                              June 30,             Years Ended December 31,
                                          1997       1996         1996     1995         1994
Return on average assets                 (1.12%)    (1.44%)       (.81%)   (2.87%)  (10.77%)
Return on  average equity                (9.55%)    (6.85%)      (5.89%)   (9.44%)  (17.52%)
Average equity to average assets         11.77 %    21.03 %      13.71 %   30.39 %   61.47 %

                            MANAGEMENT AND DIRECTORS

Security Ownership of Certain Beneficial Owners and Management

         The Board of Directors of the Company and the Bank are listed in the table below. Biographical data concerning the individuals, as well as their respective class and term of office, is also set forth below. None of the individuals are related. The table sets forth the beneficial ownership of the Common Stock by the directors, executive officers and holders of five percent or more of the outstanding shares of the Common Stock and all directors and executive officers of the Company as a group as of October __, 1997. No director of the Company acts as director of another company with a class of securities registered under Section 12 or 15 of the Securities Exchange Act of 1934.


                                                       Principal Occupation                 Shares Beneficially
Name, Age & Address              Director                   During the                             Owned
of Beneficial Owner               Since                   Past Five Years                    (% Outstanding)(1)

                                          DIRECTORS TO SERVE UNTIL 2000
Jack W. Bowling, 51               1993         President,                                    59,588       (10.4%)(2)
Dublin, Virginia                               H. T. Bowling, Inc.

Jackson M. Bruce, 55              1993         Partner, law firm of                          53,688        (9.4%)
Pulaski, Virginia                              Gilmer, Sadler, Ingram, Sutherland &
                                               Hutton

Nathaniel R. Tuck, D.C., 45       1993         President and Owner,                          32,450         (6.0%)
Dublin, Virginia                               Tuck Clinic of
                                               Chiropractic, P.C.
                                          DIRECTORS TO SERVE UNTIL 1999

Wayne L. Carpenter, 51            1993         President  and CEO of the Bank 1993 -         40,338         (7.1%)
Pulaski, Virginia                              present.     Vice    President    and
                                               Relationship Manager, NationsBank

Hiawatha Nicely, Jr., 48          1993         Chairman  of  the   Company   1993  -         53,813         (9.4%)
Pulaski, Virginia                              present,   Chairman   of   the   Bank
                                               1993-1997, President and CEO of the
                                               Company, COO of the Bank
                                               1997 present.

A. Carole Pratt, D.D.S., 46       1993         Secretary of the Company;                     28,713        (5.1%)(3)
Pulaski, Virginia                              General Dentistry

David W. Ratcliff, Jr., 53        1993         Director of Finance and                       12,830         (2.3%)(4)
Hiwassee, Virginia                             Administration Alliant Techsystems,
                                               Inc.


                          DIRECTORS TO SERVE UNTIL 1998

                                                       Principal Occupation                 Shares Beneficially
Name, Age & Address              Director                   During the                             Owned
of Beneficial Owner               Since                   Past Five Years                    (% Outstanding)(1)
Sybil S. Atkinson, 51             1993         Medicaid  of  America,  Inc.;  Parish         29,016         (5.2%)(5)
Pulaski, Virginia                              Administrator   of  Christ  Episcopal
                                               Church

Randolph V. Chrisley, 50          1993         Vice  President  of  Sales,   Pulaski         53,656         (9.4%)
Draper, Virginia                               Furniture Corporation

James L. Webb, Jr., 46            1993         Vice    President    in   Charge   of         26,286         (4.7%)
Pulaski, Virginia                              Marketing of Old  Dominion  Insurance
                                               Services, Inc.

J. David Wine, 49                 1993         Founder of New River Oxygen  Therapy,         54,906         (9.6%)(6)
Pulaski, Virginia                              Inc.    and    Advance    Health-Care
                                               Services,   Inc.;  cofounder  of  Bay
                                               State Medical, Inc., Home Pharmacy,
                                               Inc. and Home Care Solutions, Inc.


All Directors and                                                                           445,280        (59.2%)
Executive Officers
as a Group (12 Persons)

(1) Percentage is determined on the basis of 546,399 shares of Common Stock issued and outstanding, plus in each case shares subject to currently exercisable options deemed to be outstanding pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934. The option ownership of the directors as reflected in this column is as follows:
         Mr.  Bolling  - 26,188;  Mr.  Bruce - 26,188,  Mr.  Tuck - 13,688;  Mr.
         Carpenter  - 19,938;  Mr.  Nicely -  16,188;  Dr.  Pratt - 13,688;  Ms.
         Atkinson - 13,688; Mr. Chrisley - 26,156; Mr. Webb - 13,688; and Mr. Wine - 26156. Some directors have indicated that they may participate in the offering, but director participation is not expected to be a material part of the total sales. It is impossible to predict the effect of the offering on the ownership percentage of individual directors or the Board as a group.

(2)      Includes 33,400 shares held by an investment  company  affiliate of Mr.
         Bowling.

(3)      Includes 380 shares held by Ms. Pratt's minor children.

(4)      Includes 374 shares held jointly with Mr. Ratcliff's children.

(5)      Includes 1,263 shares owned by Ms. Atkinson's minor children.

(6) Includes 3,143 shares owned by an individual retirement account for the benefit of Mr. Wine's wife.


Executive Management

         Wayne L. Carpenter. Mr. Carpenter is the President and Chief Executive Officer of the Company. He is a veteran banker with more than twenty years' banking experience in Pulaski. He joined Virginia National Bank, which subsequently became nations Bank, in 1973 as a management trainee in Pulaski, Virginia, after graduating from Bridgewater College. He worked for NationsBank for twenty years, holding diverse positions, culminating as Vice President and Relationship Manager III with responsibility for the administration and development of a $43.9 million commercial loan portfolio consisting of large corporate customers for a seven-county area including Pulaski County. He has served in various capacities on the Pulaski County Chamber of Commerce, including Board of Directors and office of President. He is also President and Board Member of the New river Valley Development Corporation and on the Advisory Board for the New River Valley Small Business Development Center, the Loan Committee for the Western Virginia Revolving Loan Fund, the Pulaski rotary Club and the New river Valley Economic Development Alliance.

         The Company and the Bank have relied since their formation almost exclusively on Mr. Carpenter for senior leadership in the day-to-day functions of the Company and Bank. Due to the Bank's rapid growth, the Board concluded that additional management was needed to support Mr. Carpenter's efforts.

         Hiawatha Nicely, Jr. In August, 1997, the Board of Directors voted to appoint Mr. Nicely, Chairman of the Board, as Chief Executive Officer and President of the Company. In addition, the Board of Directors of the Bank voted to appoint Mr. Nicely as Chief Operating Officer of the Bank. This action was taken primarily to provide the management of the Bank with support in operations and financial controls and to allow Mr. Carpenter to concentrate on the management, performance, and growth of the Bank. Mr. Carpenter will continue as a director of the holding company and as Chief Executive Officer and President of the Bank, and he has been appointed as Chairman of the Board of the Bank.

         Mr. Nicely was General Manager for Hercules Inc.'s iron oxide facilities, Executive Vice President and Chief Operating Officer for Magnox Inc. and Magnox Pulaski Inc., Vice President for West Main Manufacturing, Director of Economic and Business Development for Columbia HealthCare of Southwest Virginia, and President and Chief Executive Officer of New Century Consultants Inc. Mr. Nicely has been Chairman of the Company since its formation in 1993, and he was Chairman of the Bank from its formation in 1994 until Mr. Carpenter was appointed to that position in August 1997. Mr. Nicely has attended several banking schools and seminars sponsored by the Virginia Bankers Association, the Virginia Association of Community Banks, and the Independent Bankers Association of America. Although Mr. Nicely has no direct experience as a full time bank employee, he has extensive education and experience in finance and business. Mr. Nicely attended Dabney S. Lancaster Community College and Virginia Tech. Mr.
Nicely has had various responsibilities as a chief operating officer, an executive vice president, and a business consultant. Mr. Nicely does not have an employment agreement at this time.

         In addition to Mr. Nicely's professional history, he has remained extremely active in the Community. A partial list of his activities includes his service as President of the Pulaski Rotary Club, the Pulaski County Chamber of Commerce, and the New River Valley Economic Development Alliance; Secretary/Treasurer Pulaski Redevelopment-Main Street Program; Chairman of the Pulaski Development Commission; and President of New River Community College Scholarship Foundation.

Executive Compensation

         The following table shows the compensation paid by the Company or the Bank to the Company's Chief Executive Officer for the last three fiscal years. No officer of the Company or the Bank received compensation in excess of $100,000 during any of the last three fiscal years.

                           Summary Compensation Table
                                                                Other Annual
  Name and Principal Position                  Year    Salary  Compensation(1)

  Wayne L. Carpenter                           1996   $ 60,000    $ 2,915
  President and Chief Executive Officer (2)    1995     58,900      2,599
                                               1994     47,364      3,284

(1) Includes payments by the Company of health insurance premiums for Mr. Carpenter and 401(k) contributions.

(2) Mr. Carpenter was President and Chief Executive Officer of the Company and the Bank at December 31, 1996. In August 1997, Hiawatha Nicely, Jr. was appointed as President and Chief Executive Officer of the Company, and Mr. Carpenter remained President and Chief Executive Officer of the Bank. See "- Additional Management" below.

         The executive officers of the Company are elected by the Board of Directors and serve at the pleasure of the Board. There are no family relationships among any of the directors or executive officers.

                        Option Grants in Fiscal Year 1996

                                Percent of Total
                                     Options
                                   Granted to
                     Options        Employees       Exercise or     Expiration
Name                 Granted    in Fiscal Year(1)   Base Price        Date

Wayne L. Carpenter     594            100%             $8.00     April 12, 2005

(1) Adjusted for the Company's recent five-for-four Common Stock split. Options for a total of 5,225 shares of Company Common Stock were granted under the Stock Option Plan in 1996. Each director of the Company received shares under the plan.

         No stock options were exercised by the Chief Executive Officer of the Company during 1996. The following table sets forth certain information regarding options held by Mr. Carpenter as of December 31, 1996.

                     Aggregate Fiscal Year-End Option Values

                     Number of Securities Underlying     Value of Unexercised
                          Unexercised Options at       In-the-Money Options at
                        December 31, 1996 (#) (1)      December 31, 1996($) (2)
Name                 Exercisable   Unexercisable    Exercisable    Unexercisable
----                 -----------   -------------     -----------    ------------
Wayne L. Carpenter       19,344        --             $19,344              --

(1) The exercise price of these options is $8.00 per share.
(2) Assuming a current market value of $9.00 per share.

Director Compensation

         Neither the Company nor the Bank has ever paid directors' fees, and neither intends to pay directors' fees in the immediate future. Directors of the Company participate in the Company's Stock Option Plan. See "Stock Option Plan" below.

Employment Agreements

         Mr. Carpenter has an Employment Agreement with the Bank pursuant to which he is employed as President and Chief Executive Officer. The Employment Agreement provides for the initial term to expire August 28, 1999. The Employment Agreement provides for a base salary of $60,000 and for bonuses to be paid to Mr. Carpenter based upon the achievement by the Bank of specified levels of pre-tax income. Beginning with the fourth fiscal year of the Bank's operations, Mr. Carpenter will receive a cash bonus equal to 5% of the Bank's pretax income, up to a maximum of 50% of his annual base salary. The Employment Agreement also provides Mr. Carpenter with employee benefits to the extent provided to other employees, reimbursement of Bank related expenses, including dues for a business or civic club, payment for a life insurance policy in the amount of three times Mr. Carpenter's base salary with his estate named as beneficiary, and a 401(k) savings plan with matching contributions up to 3% of his base salary.

         The Bank may terminate Mr. Carpenter's employment without cause, but in such an event or if Mr. Carpenter's employment is terminated due to a sale, merger or dissolution of the Company and/or the Bank, the Bank will be obligated to continue his salary and benefits for six months, but not pay any bonus. Subject to the foregoing, the Bank may terminate Mr. Carpenter's employment with cause, as defined in the Employment Agreement, without paying any additional compensation. In addition, the Employment Agreement provides that following termination of his employment with the Bank, Mr. Carpenter may not be employed in the banking business in Pulaski County, any county that borders Pulaski County, or the cities of Radford or Galax for a period of two years following termination. No other employee of the Company or the Bank have employment agreements.

Stock Option Plan

         The Company's Stock Option Plan (the "Plan") was approved by shareholders at the 1995 Annual Meeting. The Plan provides for the issuance of stock options and restricted stock covering an aggregate of 344,375 shares (adjusted for the recent 5 for 4 stock split) to directors, officers and certain key employees of the Company and the Bank and other participants designated under the Plan (collectively, the "Participants"). The Plan provides for the issuance of incentive stock options to officers and key employees of the Company and the Bank and nonqualified stock options and restricted stock to all Plan Participants. The Plan is administered by the Stock Option Committee of the Board of Directors, which consists of Messrs. Bruce, Chrisley, and Wine and Mrs. Pratt.

         Incentive Stock Options. The Plan provides for the issuance of incentive stock options covering a maximum of 62,500 shares of Common Stock (as adjusted for recent 5 for 4 stock split), subject to future adjustment for any stock splits, stock dividends, combinations or exchanges, or other changes which affect the Common Stock. As discussed below, incentive stock options afford certain tax benefits to the recipients. In general, to qualify as an incentive stock option, the option must be granted only to employees of the Company, be granted within ten years of the earlier of the date the Plan is adopted by the Board or the date of approval of the Plan by the Company's shareholders, not be exercisable more than ten years after the date of grant, have an exercise price of not less than the fair market value of the Common Stock at the time of grant, not be transferable other than by will or the laws of descent and distribution, and be granted to a person who does not own more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries at the time of grant. In addition, the Internal Revenue Code limits the value of shares that can be exercised for the first time by an employee in any one year under an incentive stock option plan to $100,000.

         Nonqualified Stock Options. The Plan provides for automatic annual grants of nonqualified stock options beginning in 1996 to the directors of the Company on the day following the annual meeting of shareholders based on a formula that reflects his or her performance during the year as judged by certain objective criteria (the "Annual Director Grants"). The formula provides that the number of shares of Common Stock covered by each Annual Director Grant is 625 shares, subject to adjustment (i) downward by 31 shares, if the director has missed more than one meeting of the Board of Directors since the last annual meeting, (ii) downward by 31 shares if the director has failed to complete a director education seminar since the last annual meeting, and (iii) upward or downward by not more than 31 shares based on the percentage by which the Bank exceeds or fails to exceed its performance goals. The exercise price is the estimated market price on the grant date.

         In 1995, the Company provided a one-time grant of options to the directors based on performance criteria relating to their participation as directors in the success of the Company and the Bank, including the number of shares purchased in the initial offering, service in leadership positions on committees of the Bank's Board of Directors, and other contributions. The aggregate amount of shares covered by such options was 206,250, as adjusted for the recent four for five stock split. The exercise price of those options, as adjusted for the recent stock dividend, is $8.00 per share.

         All of the nonqualified options issuable to directors described above provide that the options are forfeited should the Company or the Bank be required to increase its equity capital pursuant to a capital directive issued by the Office of Comptroller of the Currency and the holder does not exercise the options within certain time frames.

         Restricted Stock. The Plan permits the issuance of shares of Common Stock to Participants subject to vesting requirements based on continued service to the Company or the Bank, the Company's or the Bank's performance, the individual performance of the grantee, and other conditions deemed appropriate by the Stock Option Committee. Shares of restricted stock are not transferable until vested. Assuming the maximum option grants described above are made based on the Company's current management structure, there will be no shares of restricted stock available for issuance under the Plan. There are no present plans to issue any shares of restricted stock.

Option Grants in 1996

         Options for a total of 594 shares of Company Common Stock (adjusted for the Company's five-for-four stock split) were granted during 1996 under the Plan. These options were awarded to Wayne L. Carpenter, President and Chief Executive Officer of the Company, during 1996. Options for a total of 5,225 shares of Company Common Stock were granted under the Stock Option Plan in 1996. Each director of the Company received shares under the Plan. No further options were awarded during 1996. See "Executive Compensation."

Certain Relationships and Related Transactions

         In 1994, the Company acquired an undeveloped 4.9 acre plot at the corner of Memorial Drive and Lee Highway (U.S. Route 11) in Pulaski, Virginia, for the site of the Bank's main office from a partnership 100% owned by Jack W. Bowling, a director of the Company and the Bank, and five members of his immediate family. The Company acquired the property in exchange for 31,250 shares of common stock (as adjusted for the recent five-for-four stock split) valued at $250,000. The purchase price for the site was determined by the Company after receiving three independent appraisals of the site, which averaged approximately $284,500. This land had been owned by members of Mr. Bowling's immediate family for more than twenty years. In connection with the sale of the property, Mr. Bowling and the other sellers agreed to provide rough grading of the site.

         In 1997, the Bank was provided the opportunity to establish a branch in downtown Pulaski in a building previously occupied by a regional bank. A limited liability company in which Mr. James L. Webb, a director of the Company and the Bank, is an investor with a 25% interest, acquired the property and leased it to the Bank. The Bank has had the property independently appraised, and the Bank believes that it is leasing that property at or below applicable market rates.

         The Company has purchased three insurance policies (a general business policy, a worker's compensation policy and a key man term life policy in the amount of $1,000,000 covering Wayne L. Carpenter) through James L. Webb, Jr., a director. The premiums for these policies totaled approximately $1,235 in 1996.

         The Company and the Bank have had and expect to have banking and other transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families or corporations, partnerships or other organizations in which such directors or officers have a controlling interest, on substantially the same terms (including price, interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions are not expected to involve more than the normal risk of collectibility nor present other unfavorable features to the Company and the Bank. The Bank is subject to a limit on the aggregate amount it may lend to its and the Company's directors and officers as a group equal to its unimpaired capital and surplus (or, under a regulatory exemption available to banks with less than $100 million in deposits, twice that amount). Loans to individual directors and officers must also comply with the Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of such loan application.


                          DESCRIPTION OF CAPITAL STOCK

Common Stock

         The Company's Articles of Incorporation authorize 1,000,000 shares of Common Stock, par value $5.00 per share, of which 546,399 shares were issued and outstanding on June 30, 1997 (as adjusted for the 5-for-4 stock split to shareholders of record on May 30, 1997.) There were 587 shareholders of record as of June 30, 1997. The Board of Directors may issue shares of its Common Stock from time to time for such consideration as the Board may deem advisable without further shareholder approval.

         Dividend Rights. The Company may pay dividends as declared from time to time by the Board of Directors out of funds legally available therefore, subject to certain restrictions imposed by state and federal laws. The Board of Directors of the Company expects to follow a policy of retaining all earnings to provide funds to operate and expand the business. Consequently, it is unlikely that any cash dividends will be paid in the near future. See "Dividend Policy." The holders of Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors.

         Voting Rights. In all elections of directors, each shareholder shall have the right to cast one vote for each share of stock owned by him for as many persons as there are directors to be elected. Shareholders of the Company do not have cumulative voting rights. On any other question to be determined by a vote of shares at any meeting of shareholders, each shareholder shall be entitled to one vote for each share of stock owned by him and entitled to vote.

         Preemptive Rights. Holders of Common Stock have no preemptive rights with respect to issues of Common Stock.

         Liquidation Rights. Upon liquidation, after payment of all creditors, the remaining assets of the Company would be distributed to the holders of the Common Stock on a pro rata basis.

         Calls and Assessments. All Common Stock outstanding is fully paid and nonassessable.

         Indemnification of Officers and Directors. The Articles of Incorporation provide for the indemnification of officers and directors of the Company for their actions unless a court finds them liable for willful misconduct or a knowing violation of the criminal law. In any proceeding brought by a shareholder against an officer or director in connection with his position with the Company, the amount of damages that may be assessed against an officer or director is limited to $______ per transaction, unless the individual is liable for willful misconduct or a knowing violation of criminal or securities laws.

         Reports to Shareholders. The Company furnishes its shareholders with annual reports, including audited financial statements, and quarterly reports containing unaudited financial information.

         Transfer Agent. The Company's transfer agent is First Citizens Bank & Trust Company, Raleigh, North Carolina.

Virginia Anti-Takeover Provisions

         State Anti-Takeover Statutes. The Virginia SCA restricts transactions between the Company and its affiliates and potential acquirors. The following summaries of two primary chapters of the Virginia SCA is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the statutory provisions contained in the Virginia SCA.

         Affiliated Transactions. The Virginia SCA contains provisions governing "Affiliated Transactions," found at Sections 13.1-725 - 727.1 of the Virginia SCA. Affiliated Transactions include certain mergers and share exchanges, certain material dispositions of corporate assets not in the ordinary course of business, any dissolution of a corporation proposed by or on behalf of an Interested Shareholder (as defined below), and reclassifications, including reverse stock splits, recapitalizations or mergers of a corporation with its subsidiaries, or distributions or other transactions which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia SCA, an Interested Shareholder is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

         Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, any Affiliated Transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the Disinterested Directors (as defined below). A Disinterested Director is defined in the Virginia SCA as a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 or the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period after a shareholder becomes an Interested Shareholder, these provisions require approval of the Affiliated Transaction by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the higher of the highest per share price for their shares as was paid by the Interested Shareholder for his or its shares, or the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder, unless approved by a majority of the Disinterested Directors.

         None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder who has been an Interested Shareholder continuously since the effective date of the statute (January 26, 1988) or who became an Interested Shareholder by gift or inheritance from such a person or whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Disinterested Directors of the corporation.

         These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the Virginia SCA provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. The Company has not adopted such an amendment. There are no Interested Shareholders as defined by the Virginia SCA.

         Control Share Acquisitions. The Virginia Control Share Acquisitions statute, found at Sections 13.1-728 - 728.8 of the Virginia SCA, also is designed to afford shareholders of a public company incorporated in Virginia protection against certain types of non-negotiated acquisitions in which a person, entity or group ("Acquiring Person") seeks to gain voting control of that corporation. With certain enumerated exceptions, the statute applies to acquisitions of shares of a corporation which would result in an Acquiring Person's ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 20% to 33-1/3%, 33-1/3% to 50% or 50% or more (a "Control Share Acquisition"). Shares that are the subject of a Control Share Acquisition ("Control Shares") will not be entitled to voting rights unless the holders of a majority of the "Disinterested Shares" vote at an annual or special meeting of shareholders of the corporation to accord the Control Shares with voting rights. Disinterested Shares do not include shares owned by the Acquiring Person or by officers and inside directors of the target company. Under certain circumstances, the statute permits an Acquiring Person to call a special shareholders' meeting for the purpose of considering granting voting rights to the holders of the Control Shares. As a condition to having this matter considered at either an annual or special meeting, the Acquiring Person must provide shareholders with detailed disclosures about his identity, the method and financing of the Control Share Acquisition and any plans to engage in certain transactions with, or to make fundamental changes to, the corporation, its management or business. Under certain circumstances, the statute grants dissenters' rights to shareholders who vote against granting voting rights to the Control Shares. The Virginia Control Share Acquisitions Statute also enables a corporation to make provisions for redemption of Control Shares with no voting rights. A corporation may opt-out of the statute, which the Company has not done, by so providing in its articles of incorporation or bylaws. Among the acquisitions specifically excluded from the statute are acquisitions which are a part of certain negotiated transactions to which the corporation is a party, and which, in the case of mergers or share exchanges, have been approved by the corporation's shareholders under other provisions of the Virginia SCA.


                           SUPERVISION AND REGULATION
General

         Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of the Company and the Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities including, but not limited to, the Federal Reserve Board ("FRB"), the FDIC, the Office of the Comptroller of the Currency ("OCC"), the Internal Revenue Service, federal and state taxing authorities, and the Commission. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

         Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds and the depositors, rather than the shareholders, of the Bank.

         The following references to material statutes and regulations affecting the Company and the Bank are brief summaries thereof and do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations. Any change in applicable law or regulations may have a material effect on the business of the Company and the Bank.

CNB Holdings, Inc.

Bank Holding Companies

         As a registered holding company, the Company is regulated under the Bank Holding Company Act ("BHC Act") and is subject to supervision and regular inspection by the FRB. The FRB has jurisdiction under the BHC Act to approve any bank or nonbank acquisition, merger or consolidation proposed by a bank holding company. The BHC Act generally limits the activities of a bank holding company and its subsidiaries to that of banking, managing or controlling banks, or any other activity which is so closely related to banking, or to managing or controlling banks, as to be an appropriate activity.

         Previously, the BHC Act prohibited the FRB from approving an application from a bank holding company to acquire the shares of a bank located outside the state in which the operations of the holding company's principal bank subsidiary was located, unless such acquisition was expressly authorized by statute of the state where the bank whose shares were to be acquired were located. Effective June 1, 1997, the restriction on interstate acquisitions was abolished and bank holding companies from any state are able to acquire banks and bank holding companies located in any other state, subject to certain conditions, including nationwide and state imposed concentration limits. Also, banks may now branch across state lines by acquisition, merger or de novo (unless state law permitted such interstate branching at an earlier date), provided certain conditions are met, including that applicable state law must expressly permit such interstate branching.

         There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries that are designed to reduce potential loss exposure to the depositors of the depository institutions and to the FDIC insurance fund. For example, under a policy of the FRB, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the FRB to be an unsafe and unsound banking practice or a violation of the FRB's regulations or both.

         Banking laws also provide that amounts received from the liquidation or other dissolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or stockholder. This provision would give depositors a preference over general and subordinated creditors and stockholders in the event a receiver is appointed to distribute the assets of any bank or bank subsidiary.

         The Company also will be required to register in Virginia with the State Corporation Commission ("SCC") under the financial institution holding company laws of Virginia. Accordingly, the Company, and to a limited extent the Bank, will be subject to regulation and supervision by the SCC.

         Finally, the Company will be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, including but not limited to, filing annual, quarterly and other current reports with the Commission.

Regulatory Capital Requirements

         All financial institutions are required to maintain minimum levels of regulatory capital. The FRB and OCC have established substantially similar risk-based and leveraged capital standards for the financial institutions they regulate. These regulatory agencies also may impose capital requirements in excess of these standards on a case-by-case basis for various reasons, including financial condition or actual or anticipated growth. Under the risk-based capital requirements of these regulatory agencies, the Bank is required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier l capital," which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder, "Tier 2 capital," consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss reserve. The Tier 1 and total capital to risk-weighted assets ratios of the Bank as of June 30, 1997 are 15.53% and 16.60%, respectively, exceeding the minimums required. Based upon the applicable FRB and OCC regulations, at of June 30, 1997, the Company and the Bank would be considered "well capitalized." (See, the "Capital Ratios" table in this section below.)

         In addition, the federal regulatory agencies have established a minimum leveraged capital ratio (Tier 1 capital to adjusted total assets). These guidelines provide for a minimum leveraged capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The leverage ratio of the Bank as of June 30, 1997, was 10.24%, which was above the minimum requirements.

         Each federal regulatory agency is required to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. The FRB has solicited comments on a proposed framework for implementing the interest rate risk component of the risk-based capital guidelines. Under the proposal, an institution's assets, liabilities, and off-balance sheet positions would be weighted by risk factors that approximate the instruments' price sensitivity to a 100 basis point change in interest rates. Institutions with interest rate risk exposure in excess of a threshold level would be required to hold additional capital proportional to that risk. In 1995, the FRB and the OCC solicited comments on a proposed revision to the risk-based capital guidelines to take account of concentration of credit risk and the risk of nontraditional activities. The revision proposed to amend each agency's risk-based capital standards by explicitly identifying concentration of credit risk and the risk arising from nontraditional activities, as well as an institution's ability to manage those risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The proposal was adopted as a final rule by the FRB and the OCC and subsequently became effective on January 17, 1996. The Company and the Bank do not expect the final rule to have a material impact on their respective capital requirements; however, one or more of the applicable federal regulatory agencies may, as an integral part of their examination process, require either the Company or the Bank to provide additional capital based on such agency's judgment of information available at the time of examination.

         The following table summarizes the minimum regulatory and current capital ratios for the Company at June 30, 1997.


                                             Capital Ratios
                                       Regulatory
                                        Minimum     June 30, 1997
Risk-based capital
   Tier 1 (1)                             4.00%        15.53%
   Total (1)                              8.00         16.60%
Leverage (1)                              3.00         10.24%
   Total shareholders' equity
   to total assets                         N/A          8.36%

(1) Risk-based capital ratios and leverage ratios are applicable only to the Bank.

Community National Bank

         In addition to the regulatory provisions regarding holding companies addressed above, the Bank is subject to extensive regulation as well. The Bank is a federally chartered national bank, and as such it is subject to regulation by the OCC. The Bank must file reports with the OCC concerning its activities and financial condition, and in addition obtain regulatory approval before entering into certain transactions such as mergers with or acquisitions of other financial institutions. The Bank's deposit accounts are insured up to applicable limits by the FDIC. (See, "--Insurance of Accounts, Assessments and Regulation by the FDIC"). The OCC, as the primary regulator of national banks, has enforcement authority over all national banks. The FDIC also has authority to impose enforcement action on such banks and all "institution-affiliated parties," including directors, officers, controlling stockholders, and other persons or entities participating in the affairs of the national banks, as well as attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to harm an insured institution. The OCC conducts periodic examinations to evaluate each national bank's compliance with various regulatory requirements. The OCC conducted its most recent regular supervisory examination of the Bank on September 9, 1996. The Bank is also a member of the FRB.

         National banks have restrictions on their investment and lending authorities. Secured or unsecured loans for commercial, corporate, business or agricultural purposes are subject to limitations based upon the institution's capital. In addition, the aggregate amount of all loans secured by liens on nonresidential real property may not exceed prescribed multiples of the institution's regulatory capital; however, an institution may be permitted to exceed a specific lending limit only if the OCC determines that relief from this restriction poses no significant risk to the safe and sound operation of the national bank and is consistent with prudent operating practices. National banks may make loans for personal, family or household purposes, but such loans and investments are also subject to limitations. At December 31, 1996 and June 30, 1997, the Bank was in compliance with each of the applicable limitations and requirements.

         Additional limitations are imposed on the aggregate amount of loans that a national bank may make to any one borrower, including related entities. With certain limited exceptions, a loan-to-one-borrower not fully secured by collateral having a market value at least equal to the amount of the loan may not exceed 15% of the bank's unimpaired capital and surplus. A loan-to-one-borrower fully secured by readily marketable collateral at least equal in value to the amount of the loan outstanding may not exceed an additional 10% of the bank's unimpaired capital and surplus. At June 30, 1997, the maximum amount which the Bank could have loaned unsecured to one borrower (and related entities) under the limit imposed was approximately $500,000. At December 31, 1996 and June 30, 1997, the Bank had no borrowers to which it had outstanding loans in excess of its loans-to-one-borrower limit.

Insurance of Accounts, Assessments and Regulation by the FDIC

         The Bank is a nationally-chartered bank whose primary regulator is the OCC. However, the Bank is a member of the Bank Insurance Fund ("BIF") of the FDIC. As a BIF insured institution, the Bank is subject to FDIC rules and regulations as administrator of the BIF. The Bank's deposits are insured up to $100,000 per insured depositor (as defined by law and regulation). As insurer, the FDIC is authorized to conduct examinations of and to require reporting by BIF institutions. The actual assessment to be paid by each BIF member is based on the institution's assessment risk classification and whether the institution is considered by its supervisory agency to be financially sound or to have supervisory concerns.

         Under the FDIC's risk-based insurance system, BIF-insured institutions are currently assessed premiums of between zero and twenty seven cents per $100 of eligible deposits, depending on the institution's capital position and other supervisory factors. Congress recently enacted legislation that, among other things, provides for assessments against BIF-insured institutions that will be used to pay certain Financing Corporation ("FICO") obligations. In addition to any BIF insurance assessments, BIF-insured banks are expected to make payment for the FICO obligations equal to an estimated $0.0129 per $100 of eligible deposits each year during 1997 through 1999, and an estimated $0.024 per $100 of eligible deposits thereafter. The Bank is currently classified as "well-capitalized" and therefore pays the lowest amount allowed. As a BIF institution, the Bank's BIF assessment rate falls within a range of 0.00% to 0.31% of BIF insured deposits depending upon, among other things, the institution's regulatory capital levels and other factors which relate to the institution's perceived risk to the insurance funds administered by the FDIC.

         The FDIC is authorized to prohibit any BIF-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the insurance fund. Also, the FDIC may initiate enforcement actions against banks after first giving the institution's primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution, including the Bank, if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of the Bank's deposit insurance.

Other Safety and Soundness Regulations

         The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

         Each of the federal banking agencies also must develop regulations addressing certain safety and soundness standards for insured depository institutions and depository institution holding companies, including compensation standards, operational and managerial standards, asset quality, earnings and stock valuation. The federal banking agencies have issued a joint notice of proposed rulemaking, which requested comment on the implementation of these standards. The proposed rule sets forth general operational and managerial standards in the areas of internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. The proposal contemplates that each federal agency would determine compliance with these standards through the examination process, and if necessary to correct weaknesses, require an institution to file a written safety and soundness compliance plan. The Company has not yet determined the effect that the proposed rule would have on its operations and the operations of the Bank if the proposed rule is enacted substantially as proposed.

Community Reinvestment

         The requirements of the Community Reinvestment Act ("CRA") affect the Bank. The CRA imposes on financial institutions an affirmative obligation to help meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's efforts in helping meet community credit needs currently is evaluated as part of the examination process pursuant to a new regulation recently adopted by the banking regulatory agencies. Under the new regulation a financial institution's efforts in helping meet its community's credit needs are evaluated according to a three-pronged test (lending, investment and service), which replaces the twelve assessment factors used previously. The grade received by a bank is considered in evaluating mergers, acquisitions and applications to open a branch or facility. To the best knowledge of the Bank, it is meeting its obligations under the CRA.

                                 PLACEMENT AGENT

         The Agency Agreement between the Company and Davenport & Company LLC (the Placement Agent) provides that up to 330,000 shares of Common Stock will be offered by the Placement Agent, acting as agent for the Company, on a "best efforts" basis, subject to offers and sales by the Company to Present Shareholders. The offering is being made without a firm commitment underwriting by the Placement Agent. The Placement Agent has made no commitment to, and will not, purchase all or any part of the Shares. Also, the Company has the right at its sole option, within 60 days of the date hereof, to issue up to a maximum of 50,000 additional shares of Common Stock. Sales of such additional shares also will result in additional compensation for the Placement Agent. The Placement Agent also is permitted to engage other selected dealers to assist in the offering and sale of the Shares. There is no minimum number of shares offered.

         The Placement Agent has informed the Company that it proposes to offer the Shares, as agent for the Company, directly to the public at the public offering price set forth on the cover page of this Prospectus and to selected dealers who are members of the National Association of Securities Dealers, Inc. at such price less a concession not in excess of $.36 per Share. No commission will be paid to the Placement Agent or any selected dealers for Shares sold to Present Shareholders.

         The Placement Agent has been retained by the Company to provide advice regarding the offering, including the offering of Shares to the Present Shareholders, assist in the development of marketing and sales plans and provide other financial advice requested by the Company. For these services the Placement Agent will receive a fee of $25,000. The Company has also agreed to reimburse the Placement Agent for its reasonable out-of-pocket expenses related to the offering, including the fees of its legal counsel, and to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         The Company's officers and directors have agreed that they will not offer, sell or contract to sell or otherwise dispose of shares of Common Stock of the Company (other than by operation of law, or by gift to a person who agrees not to so sell) for a period of 180 days after the date of the closing of the offering made by this Prospectus without the prior written consent of the Placement Agent.

         The Placement Agent does not intend to sell the Shares to any accounts over which it exercises discretionary authority.


                                 LEGAL OPINIONS

         Certain legal matters relating to the Shares offered hereby will be passed upon for the Company by Mays & Valentine, L.L.P., Richmond, Virginia, and for the Placement Agent by Williams Mullen Christian & Dobbins, Richmond, Virginia.



                                     EXPERTS

         The consolidated financial statements of the Company as of December 31, 1996 and December 31, 1995 and for the three years ended December 31, 1996, included in this Prospectus have been audited by Larrowe, Cardwell & Company, LC, independent auditors, whose report thereon appears elsewhere herein and are included in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.


                              AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These may be inspected and copied at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, NY 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such material can be obtained by mail from the Office of Filings and Information Services (public info sec. Gov) of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and also may be obtained from the Electronic Data Gathering and Retrieval System ("EDGAR") of the Commission, found on the internet at http://www.sec.gov.

         The Company has filed with the Commission a registration statement under the Securities Act of 1933 with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the registration statement. This Prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the registration statement required to be described; however, the statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document. For further information with respect to the Company, reference is made to the Registration Statement and exhibits filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and at the regional offices of the Commission at the locations listed above or on the Commission's website.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Virginia corporate law and the Company's articles of incorporation and bylaws provide for indemnification for directors, officers, and employees of the Company, possibly even indemnification for liabilities arising under the Securities Act of 1933, as amended. The Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is unenforceable.

--------------------------------------------------------------------------------
1996 Annual Report
--------------------------------------------------------------------------------


Table of Contents

Independent Auditor's Report...................................................1

Consolidated Balance Sheets....................................................2

Consolidated Statements of Operations..........................................3

Consolidated Statements of Stockholders' Equity................................4

Consolidated Statements of Cash Flows..........................................5

Notes to Consolidated Financial Statements.....................................6

                 [ LARROWE, CARDWELL & COMPANY, LC LETTER HEAD]


                          Independent Auditor's Report


Board of Directors and Stockholders
CNB Holdings, Inc.
Pulaski, Virginia

We have audited the consolidated balance sheets of CNB Holdings, Inc. and subsidiary (Community National Bank) as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Holdings, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



/s/ Larrowe, Cardwell & Company, LC

Pulaski, Virginia
January 17, 1997


Consolidated Balance Sheets
December 31, 1996  and 1995
-------------------------------------------------------------------------------------------------------------------


                                                                                        1996             1995
                                                                                  ---------------  ----------------
Assets
  Cash and due from banks                                                         $     1,188,999  $      1,143,478

  Federal funds sold                                                                      402,000           694,000
  Investment securities available for sale                                             11,312,764         5,465,263
  Loans, net of allowance for loan losses
    of $155,000 in 1996 and $81,202 in 1995                                            12,722,865         6,689,951
  Property and equipment, net                                                           1,408,596         1,328,951
  Accrued income                                                                          261,548           116,099
  Other assets                                                                            120,551           163,371
                                                                                  ---------------  ----------------
         Total assets                                                             $    27,417,323  $     15,601,113
                                                                                  ===============  ================


Liabilities
  Demand deposits                                                                 $     2,629,100  $      1,556,534
  Interest-bearing demand deposits                                                      8,266,172         1,900,877
  Savings deposits                                                                      2,339,408         1,329,739
  Large denomination time deposits                                                      3,079,169         1,450,468
  Other time deposits                                                                   7,726,853         5,699,077
                                                                                  ---------------  ----------------

         Total deposits                                                                24,040,702        11,936,695

  Accrued interest payable                                                                 36,612            24,198
  Other liabilities                                                                        16,488            17,418
                                                                                  ---------------  ----------------
         Total liabilities                                                             24,093,802        11,978,311
                                                                                  ---------------  ----------------


  Commitments and contingencies


Stockholders' equity
  Preferred stock, $1 par value; 1,000,000 shares
    authorized; none outstanding                                                                -                 -
  Common stock, $5 par value; 10,000,000 shares
    authorized; 437,225 shares outstanding in 1996 and
    437,042 shares outstanding in 1995                                                  2,186,125         2,185,210
  Surplus                                                                               2,156,782         2,155,867
  Retained deficit                                                                       (962,723)         (777,078)
  Unrealized appreciation (depreciation) on investment
    securities available for sale                                                         (56,663)           58,803
                                                                                  ---------------  ----------------
         Total stockholders' equity                                                     3,323,521         3,622,802
                                                                                  ---------------  ----------------
         Total liabilities and stockholders' equity                               $    27,417,323  $     15,601,113
                                                                                  ===============  ================




See Notes to Consolidated Financial Statements




Consolidated Statements of Operations
Years ended December 31, 1996, 1995 and 1994
-------------------------------------------------------------------------------------------------------------------
                                                                      1996             1995              1994
                                                                ----------------  ---------------  ----------------
Interest income:
    Loans and fees on loans                                     $        926,222  $       377,130  $         28,100
    Federal funds sold                                                    70,412           56,610            33,545
    Taxable investment securities                                        578,359          377,641            52,904
    Deposits with banks                                                        -                -            23,553
                                                                ----------------  ---------------  ----------------
         Total interest income                                         1,574,993          811,381           138,102

Interest expense on deposits                                             853,867          346,213            25,776
                                                                ----------------  ---------------  ----------------
         Net interest income                                             721,126          465,168           112,326

Provision for loan losses                                                103,947           68,089            30,000
                                                                ----------------  ---------------  ----------------
         Net interest income after provision
           for loan losses                                               617,179          397,079            82,326
                                                                ----------------  ---------------  ----------------

Noninterest income:
    Service charges on deposit accounts                                   92,806           40,886             2,300
    Net realized gains on sales of securities                             16,550           10,432               -
    Other income                                                          17,190            8,570               264
                                                                ----------------  ---------------  ----------------
         Total noninterest income                                        126,546           59,888             2,564
                                                                ----------------  ---------------  ----------------

Noninterest expense:
    Salaries and employee benefits                                       387,712          328,559           199,037
    Occupancy expense                                                     76,543           67,469            29,611
    Equipment expense                                                     62,109           39,776            10,473
    Other expense                                                        403,006          352,745           172,521
                                                                ----------------  ---------------  ----------------
         Total noninterest expense                                       929,370          788,549           411,642
                                                                ----------------  ---------------  ----------------

         Net loss                                               $       (185,645) $      (331,582) $       (326,752)
                                                                ================  ===============  ================

Net loss per common share                                       $           (.42) $          (.76) $          (1.48)
                                                                ================  ===============  ================

Weighted average shares outstanding                                      437,225          437,042           220,323
                                                                ================  ===============  ================




See Notes to Consolidated Financial Statements




Consolidated Statements of Stockholders' Equity
Years ended December 31, 1996, 1995 and 1994
-------------------------------------------------------------------------------------------------------------------


                                                                                        Unrealized
                                                                            Retained    Appreciation
                                       Common Stock                         Earnings   (Depreciation)
                                  Shares        Amount        Surplus       (Deficit)  on Securities       Total
                              ------------- ------------   ------------  -------------  -------------  -------------
December 31, 1993                        11         $ 11          $   -    $  (118,744)   $       -   $    (118,733)

Net loss                                  -            -              -       (326,752)           -        (326,752)
Common stock issued for:
   Cash                             411,950    2,059,750      2,059,750              -            -       4,119,500
   Land                              25,000      125,000        125,000              -            -         250,000
Exchange of 10 initial
   shares for 92 shares
   and cash                              82          450            460              -            -             910
Redemption of initial share              (1)          (1)             -              -            -              (1)
Costs of common
   stock offering                         -            -        (29,343)             -            -         (29,343)
Unrealized depreciation on
   investment securities
   available for sale                     -            -              -              -       (47,769)       (47,769)
                              ------------- ------------   ------------  -------------  -------------  -------------

December 31, 1994                   437,042    2,185,210      2,155,867       (445,496)      (47,769)     3,847,812

Net loss                                  -            -              -       (331,582)            -       (331,582)
Net change in unrealized
   depreciation on investment
   securities available for sale          -            -              -              -       106,572        106,572
                                ----------- ------------   ------------  -------------  ------------   ------------

December 31, 1995                   437,042    2,185,210      2,155,867       (777,078)       58,803      3,622,802

Net loss                                  -            -              -       (185,645)            -       (185,645)

Common stock issued                     183          915            915              -             -          1,830
Net change in unrealized
   depreciation on investment
   securities available for sale          -            -              -              -      (115,466)      (115,466)
                                ----------- ------------   ------------  -------------  ------------   ------------

December 31, 1996                   437,225  $ 2,186,125   $  2,156,782    $  (962,723)   $  (56,663)  $  3,323,521
                                ============ ===========   ============  =============  ============   ============


See Notes to Consolidated Financial Statements



Consolidated Statements of Cash Flows
Years ended December 31, 1996, 1995 and 1994
--------------------------------------------------------------------------------------------------------------------
                                                                       1996             1995             1994
                                                                ----------------  ----------------  ----------------
Cash flows from operating activities:
  Net loss                                                      $       (185,645) $       (331,582) $       (326,752)
  Adjustments to reconcile net loss to net cash
    used by operations:
         Depreciation and amortization                                   128,833            65,629            21,535
         Provision for loan losses                                       103,947            68,089            30,000
         Net realized gains on securities                                (16,550)          (10,432)                -
         Accretion of discount on securities, net                        (10,637)          (20,588)                -
         Changes in assets and liabilities:
           Accrued income                                               (145,449)          (55,054)          (61,045)
           Other assets                                                  (15,806)            3,124           (81,266)
           Accrued interest payable                                       12,414            17,623             6,575
           Other liabilities                                                (930)           12,263           (32,693)
                                                                ----------------  ----------------  ----------------
    Net cash used by operating activities                               (129,823)         (250,928)         (443,646)
                                                                ----------------- ----------------  ----------------
Cash flows from investing activities:
  Net (increase) decrease in federal funds sold                          292,000           184,000          (878,000)
  Purchases of investment securities                                 (15,818,430)       (4,455,033)       (4,435,800)
  Sales of investment securities                                       8,977,234         2,015,393                 -
  Maturities of investment securities                                    905,416         1,500,000                 -
  Net increase in loans                                               (6,136,861)       (5,538,966)       (1,257,074)
  Purchases of property and equipment                                   (148,022)         (917,126)         (201,005)
                                                                ----------------  ----------------  ----------------
    Net cash used in investing activities                            (11,928,663)       (7,211,732)       (6,771,879)
                                                                ----------------  ----------------  ----------------
Cash flows from financing activities:
  Net increase in demand, NOW, and savings deposits                    8,447,530         2,972,125         1,815,025
  Net increase in time deposits                                        3,656,477         5,243,323         1,906,222
  Net repayment of short-term debt                                             -                 -          (121,000)
  Repayments of advances from related parties                                  -                             (10,909)
  Proceeds from issuance of common stock                                       -                 -         4,011,329
  Stock issuance costs                                                         -                 -           (11,604)
                                                                ----------------  ----------------  ----------------
    Net cash provided by financing activities                         12,104,007         8,215,448         7,589,063
                                                                ----------------  ----------------  ----------------
    Net increase in cash and cash equivalents                             45,521           752,788           373,538

Cash and cash equivalents, beginning                                   1,143,478           390,690            17,152
                                                                ----------------  ----------------  ----------------
Cash and cash equivalents, ending                               $      1,188,999  $      1,143,478  $        390,690
                                                                ================  ================  ================

Supplemental disclosure of cash flow information:
  Interest paid                                                 $        841,453  $        328,590  $         19,201
                                                                ================  ================  ================
  Income taxes paid                                             $              -  $            209  $              -
                                                                ================  ================  ================


Supplemental schedule of noncash investing and financing activities:
On June 30, 1994, the restriction on $3,924,319 was removed and the cash was released to the Company in exchange for common stock subscriptions. Also, on June 30, 1994, $10 of the Company's initial common stock and $109,081 of advances to stockholders were canceled in exchange for common stock subscriptions.

Bank premises (land) valued at $250,000 was acquired on June 30, 1994 in exchange for fully paid subscriptions for 25,000 shares of the Company's common stock.

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------


Note 1.   Organization and Summary of Significant Accounting Policies

Organization

CNB Holdings, Inc. (the Company) is a bank holding company incorporated under the laws of Virginia on April 29, 1993. From March 8, 1993 (date of inception) through August 28, 1994 the Company's activities consisted of organizational items. On August 29, 1994, the Company's wholly owned subsidiary, Community National Bank (the Bank), was chartered under the laws of the United States and the Bank opened for business in Pulaski, Virginia through a single banking office. Accordingly, as of August 29, 1994, the Company was no longer in the development stage. As an FDIC insured National Banking Association, the Bank is subject to regulation by the Comptroller of the Currency. The Company is regulated by the Federal Reserve.

The accounting and reporting policies of the Company and the Bank follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

Substantially all of the Bank's loan portfolio consists of loans in the New River Valley area of Southwest Virginia. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowance for loan losses may change materially in the near term.

Cash and cash equivalents

For purposes presenting in the consolidated statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "cash and due from banks".



Trading securities

The Bank does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities held to maturity

Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. Currently the Bank has no securities held to maturity.

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------

Note 1.   Organization and Summary of Significant Accounting Policies, continued

Securities available for sale

Available-for-sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held-to-maturity securities.

Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity. Realized gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below cost that are other than temporary are reflected as write-downs of the individuals securities to fair value. Related write-downs are included in earnings as realized losses.

Loans receivable and allowance for loan losses

Loans are reported at their outstanding balance principal reduced by an allowance for loan losses and adjusted for net unamortized origination fees and costs.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Property and equipment

Land is carried at cost. Bank premises, furniture and equipment are carried at cost, less accumulated depreciation computed by the straight-line method over the following estimated useful lives:

                                                                Years
                                                                -----
         Buildings and land improvements                      20 to 40
         Furniture and equipment                               5 to 10

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------

Note 1.   Organization and Summary of Significant Accounting Policies, continued

Organization and stock issuance costs

Costs incurred for the organization of the Company and the Bank were capitalized and are being amortized over five years. Costs incurred in connection with the Company's initial stock offering, consisting principally of direct sales and promotional costs, were deferred and offset against the proceeds of the stock sales as a charge to surplus.

Stock-based compensation

The Company accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, Accounting for Stock-Based Compensation (issued in October 1995), but complies with the disclosure requirements set forth in the Statement, which include disclosing pro forma net income as if the fair value based method of accounting has been applied.

Income taxes

Provision for income tax is based on amounts reported in the statements of operations (after exclusion for non-taxable income and non-deductible expenses) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred tax assets, net of a valuation allowance if deemed appropriate, are recognized for operating losses that are available to offset future taxable income.

Earnings per common share

Net income per share is computed based on the weighted average number of shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Financial instruments

Any derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading.

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

The Bank does not utilize interest-rate exchange agreements or interest rate futures contracts.




Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------

Note 1.   Organization and Summary of Significant Accounting Policies, continued

Fair value of financial instruments, continued

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

Available-for-sale and held-to-maturity securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximates fair value.

Reclassification

Certain reclassifications have been made to the prior years' financial statements to place them on a comparable basis with the current presentation. Net loss and stockholders' equity previously reported were not affected by these reclassifications.

Note 2.   Restricted Cash

Restricted cash, applicable to stock subscriptions received, was released from escrow on June 30, 1994 upon the Company's satisfaction of requirements set forth in its public offering prospectus and escrow agreement.

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------

Note 3.  Securities

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securites and their approximate fair values at December 31, follow:


                                                   Amortized        Unrealized       Unrealized           Fair
                                                     Cost              Gains           Losses             Value
                                               ---------------  ----------------  ---------------  ----------------
1996
Available for sale:
  U. S. Treasury securities                    $     3,992,931  $         20,987  $         1,265  $      4,012,653
  U. S. Government agency securities                 6,659,085             1,614           82,055         6,578,644
    State and local government securities              197,316             4,056                -           201,372
     Mortgage-backed securities                        383,045                 -                -           383,045
     Equity securities                                 137,050                 -                -           137,050
                                               ---------------  ----------------  ---------------  ----------------
                                               $    11,369,427  $         26,657  $        83,320  $     11,312,764
                                               ===============  ================  ===============  ================

1995
Available for sale:
  U. S. Treasury securities                    $       389,017  $         10,739  $             -  $        399,756
  U. S. Government agency securities                 4,892,093            48,064                -         4,940,157
  Equity securities                                    125,350                 -                -           125,350
                                               ---------------  ----------------  ---------------  ----------------
                                               $     5,406,460  $         58,803  $             -  $      5,465,263
                                               ===============  ================  ===============  ================


Investment securities with amortized costs of $7,182,341 and $1,749,803 and market values of $7,115,039 and $1,771,569 at December 31, 1996 and 1995,
respectively, were pledged as collateral on public deposits or for other banking purposes.

Gross realized gains and losses for the years ended December 31, 1996, 1995 and 1994 are as follows:

                            1996             1995              1994
                      ----------------  ---------------  ----------------

Realized gains        $         33,265  $        11,832  $              -
Realized losses                (16,715)          (1,400)                -
                      ----------------  ---------------  ----------------
                      $         16,550  $        10,432  $              -
                      ================  ===============  ================


The amortized cost and approximate market value at December 31, 1996 of investment securities by scheduled maturity are shown below.

                                               Available for Sale
                                      ---------------------------------
                                         Amortized           Fair
                                           Cost              Value
                                      ---------------  ----------------

Due in one year or less               $     2,049,521  $      2,048,280
Due in one year through five years          5,561,423         5,572,138
Due after five years                        3,621,433         3,555,296
Equity securities                             137,050           137,050
                                      ---------------  ----------------
                                      $    11,369,427  $     11,312,764
                                      ===============  ================

For the purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------

Note 4.  Loans Receivable

The major components of loans in the consolidated balance sheets at December 31, 1996 and 1995 are as follows:

                                              1996             1995
                                        ---------------  ----------------

Commercial                              $     4,343,525  $      2,106,572
Real estate:
   Construction and land development            235,000           580,142
   Farmland                                           -                 -
   Residential, 1-4 families                  4,675,681         1,980,045
   Residential, multifamily                           -                 -
   Nonfarm, nonresidential                      101,804                 -
Agricultural                                      7,638                 -
Consumer:
   Credit cards                                 135,174            93,202
   Other consumer                             2,564,454         1,148,781
States and political subdivisions               343,057           422,396
Other                                           507,293           457,236
                                        ---------------  ----------------
                                             12,913,626         6,788,374

Net deferred loan fees                          (35,761)          (17,221)
                                        ---------------  ----------------
                                             12,877,865         6,771,153

Allowance for loan losses                      (155,000)          (81,202)
                                        ---------------  ----------------
                                        $    12,722,865  $      6,689,951
                                        ===============  ================

Nonperforming assets at December 31, 1996 and 1995 are detailed as follows:

                                                  1996             1995
                                            ---------------  ----------------

Nonaccrual loans                            $        17,459  $              -
Restructured loans                                        -                 -
Loans past due 90 days or more                       52,258            18,455
                                            ---------------  ----------------
         Total nonperforming loans                   69,717            18,455

Foreclosed, repossessed and idled properties              -             8,000
                                            ---------------  ----------------
         Total nonperforming assets         $        69,717  $         26,455
                                            ===============  ================

Gross interest income that would have been recognized for each year if the nonaccrual loans and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, or if held part of the period, is detailed below. Applicable interest income that was actually collected and included in net income for each year is also summarized below:




                                  1996             1995             1994
                           ----------------  ---------------  ----------------
Nonaccrual loans:
   Interest income,
     original terms        $          4,789  $             -  $              -
                           ================  ===============  ================
   Interest income,
     recognized            $          2,784  $             -  $              -
                           ================  ===============  ================

The Bank has no restructured loans during the years ended December 31, 1996, 1995 or 1994.

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------

Note 4.  Loans Receivable, continued

An allowance determined in accordance with SFAS No. 114 and No. 118 is provided for all impaired loans. The total recorded investment in impaired loans and the related allowance for loan losses at December 31, the average annual recorded investment in impaired loans and interest income recognized on impaired loans for the year (all approximate) are summarized below:


                                                  1996             1995             1994
                                           ----------------  ---------------  ----------------


Recorded investment at December 31,        $         18,533 $              -  $              -
                                           ================ ================  ================
Allowance for loan losses                  $          1,074 $              -  $              -
                                           ================ ================  ================
Average recorded investment for the year   $          3,658 $              -  $              -
                                           ================ ================  ================
Interest income recognized for the year    $          2,784 $              -  $              -
                                           ================ ================  ================

The Bank is not committed to lend additional funds to debtors whose loans have been modified.

Note 5.  Allowance for Loan Losses

An analysis of the changes in the allowance for loan losses are as follows:

                                 1996             1995             1994
                          ----------------  ---------------  ----------------

Balance, beginning        $         81,202 $         30,000  $              -
                          ---------------- ----------------  ----------------

Loans charged off                  (43,291)         (18,221)                -
Recoveries                          13,142            1,334                 -
                          ---------------- ----------------  ----------------
Net loans charged off              (30,149)         (16,887)                -

Provision for loan losses          103,947           68,089            30,000
                          ---------------- ----------------  ----------------
Balance, ending           $        155,000 $         81,202  $         30,000
                          ================ ================  ================

Note 6.  Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 1996 and 1995, are as follows:

                                        1996             1995
                                  ---------------  ----------------

Land                              $       250,000  $        250,000
Land improvements                          49,564            46,344
Buildings                                 932,609           815,621
Furniture and equipment                   290,921           263,107
                                  ---------------  ----------------
                                        1,523,094         1,375,072

Less accumulated depreciation            (114,498)          (46,121)
                                  ---------------  ----------------
                                  $     1,408,596  $      1,328,951
                                  ===============  ================

The Company leased its temporary banking facility under an agreement accounted for as an operating lease at a rental of $2,244 per month, increasing to $3,675 per month in July, 1995. This agreement expired in December, 1995. Rental expense was approximately $33,440 and $17,000 for 1995 and 1994, respectively.

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------

Note 7.  Short-term Debt

The Bank has established a $750,000 line of credit with a correspondent bank to provide additional liquidity if and as needed. There was no amount outstanding under this arrangement at December 31, 1996 or 1995, or during the years then ended.

Note 8.  Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments are as follows (dollars in thousands):


                                                       December 31, 1996                  December 31, 1995
                                                 -------------------------------  ---------------------------------
                                                    Carrying           Fair           Carrying            Fair
                                                     Amount            Value           Amount             Value
                                                 ---------------  --------------  ---------------  ----------------
Financial assets
  Cash and cash equivalents                      $         1,189  $        1,189  $         1,143  $          1,143
  Federal funds sold                                         402             402              694               694
  Securities, available-for-sale                          11,313          11,313            5,465             5,465
  Loans, net of allowance for loan losses                 12,723          12,793            6,690             6,648

Financial liabilities
  Deposits                                                24,041          24,049           11,937            12,093

Off-balance-sheet assets (liabilities)
  Commitments to extend credit and
    standby letters of credit                                  -               -                -                 -


Note 9. Common Stock

During 1995 the Company adopted a stock option plan under which up to 275,500 shares of stock may be issued. Shares subject to the plan may be issued in any combination of incentive stock options, non-incentive stock options, or restricted stock, provided that the total number of shares issuable pursuant to incentive stock options may not be more than 50,000 without shareholder approval. Termination of restrictions on any restricted stock granted and expiration of any non-incentive stock options granted are controlled by the terms of each individual grant. Incentive stock options expire no more than 10 years from the date of grant. Exercise prices of all options are determined by each individual grant except that incentive stock options may not be granted at less than fair market value and non-incentive stock options may not be granted at less than 80% of fair market value on each option's respective date of grant. Vesting of options, if not immediately exerciseable, is determined in accordance with the terms of each option granted.

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------

Note 9. Common Stock, continued

Activity under the plan during the years ended December 31, 1996 and 1995 is summarized below:

                                                                         Granted
                                                    --------------------------------------------------
                                        Available   Incentive    Non-incentive
                                           for        Stock         Stock     Restricted   Exercise(1)
                                          Grant      Options       Options        Stock       Price      Exercised
                                      -----------  -----------  -----------  -----------   -----------  -----------
Plan adopted                              275,500            -            -            -            -             -
Granted                                  (165,000)           -      165,000            -  $     10.00             -
Exercised                                       -            -            -            -            -             -
                                      -----------  -----------  -----------  -----------                -----------
Balance December 31, 1995                 110,500            -      165,000            -        10.00             -

Granted                                     5,225            -        5,225            -        10.00             -
Exercised                                       -            -            -            -            -             -
                                      -----------  -----------  -----------  -----------                -----------
Balance December 31, 1996                 105,275            -      170,225            -        10.00             -
                                      ===========  ===========  ===========  ===========                ===========


Additional information relating to the plan is listed below:

                                                                                 1996         1995         1994
                                                                             -----------  -----------   -----------
Outstanding options at December 31:
   Exercise price(1)                                                         $  10.00     $    10.00            n/a
   Range of exercise prices:
     From                                                                    $  10.00     $    10.00            n/a
     To                                                                      $  10.00     $    10.00            n/a
   Remaining contractual life in months(1)                                        101            112            n/a

Exerciseable options at December 31:
   Number                                                                     170,225        165,000            n/a
   Exercise price                                                            $  10.00     $    10.00            n/a

Options granted during the year:
   Granted-date fair value(1)                                                $ 26,259     $  829,234            n/a
   Exercise price(1)                                                         $  10.00     $    10.00            n/a

Significant assumptions used in determining  fair value:
   Risk-free interest rate                                                        7.0%          7.0%            n/a
   Expected life in years                                                          10            10             n/a
   Expected dividends                                                             0.0%          0.0%            n/a
   Expected volatility                                                            5.0%          2.7%            n/a

Results of operations:
   Compensation cost recognized in income                                    $        -  $        -     $       n/a
                                                                             ==========  ==========     ===========
   Pro forma net income(2)                                                   $ (211,904) $(1,160,816)   $  (326,752)
                                                                             ==========  ===========    ===========
   Pro forma earnings per common share(2)                                    $     (.48) $     (2.66)   $     (1.48)
                                                                             ==========  ===========    ===========


       (1) Weighted average

       (2) As if the fair value based method prescribed by SFAS No. 123 has been applied.

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------

Note 10.  Employee Benefit Plans

The Bank maintains a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees who have completed one year of service. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. In addition, the Bank may make additional contributions at the discretion of Board of Directors. The Bank made no contributions during the years ended December 31, 1996, 1995 or 1994.

Note 11.   Income Taxes

Operating loss and carryforwards

The Company has loss carryforwards of approximately $812,000 for Federal income tax purposes that may be used to offset future taxable income. If not previously utilized, the Federal and state loss carryforwards will expire between 2008 and 2011.

Current and deferred income tax components

The components of income tax expense (all Federal) are as follows:


                                                                       1996             1995              1994
                                                                ----------------  ---------------  ----------------
Current                                                         $              -  $             -  $              -
Deferred                                                                 (67,750)        (111,968)         (109,565)
Deferred tax asset valuation allowance change                             67,750          111,968           109,565
                                                                ----------------  ---------------  ----------------
                                                                $              -  $             -  $              -
                                                                ================  ===============  ================

Rate Reconciliation

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate expense included in the consolidated statement of operations follows:

                                                                       1996             1995              1994
                                                                ----------------  ---------------  ----------------
Tax at statutory federal rate                                   $        (63,119) $      (112,738) $       (110,756)
Other                                                                     (4,631)             770             1,191
Deferred tax asset valuation allowance change                             67,750          111,968           109,565
                                                                ----------------  ---------------  ----------------
                                                                $              -  $             -  $              -
                                                                ================  ===============  ================

Deferred tax analysis

The components of net deferred tax assets (all Federal) at December 31, 1996 and 1995 are summarized as follows:

                                               1996              1995
                                         ---------------  ----------------

Deferred tax assets                      $       354,588  $        282,007
Deferred tax liabilities                         (25,332)          (20,501)
Deferred tax asset valuation allowance          (329,256)         (261,506)
                                         ---------------  ----------------
                                         $             -  $              -
                                         ===============  ================

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 11.   Income Taxes, continued

Tax effects of each significant item creating deferred taxes are summarized below:
                                                    1996              1995
                                              ---------------  ----------------

Allowance for loan losses                     $        18,512  $          4,644
Pre-operating expenses                                 46,683            64,755
Net operating losses                                  276,242           206,183
Deferred fee income                                    12,159             5,855
Contributions                                             992               570
Accretion of discount on investment securities         (1,828)           (4,566)
Depreciation                                          (23,504)          (15,935)
                                              ---------------  ----------------
                                              $       329,256  $        261,506
                                              ===============  ================

Note 12.  Commitments and Contingencies

Financial instruments with off-balance-sheet risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the consolidated balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments.

A summary of the Bank's commitments at December 31, 1996 and 1995 are as follows:
                                      1996             1995
                                ---------------  ----------------

Commitments to extend credit    $     3,921,000  $      2,590,000
Standby letters of credit                     -            60,000
                                ---------------  ----------------
                                $     3,921,000  $      2,650,000
                                ===============  ================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 12.  Commitments and Contingencies, continued

Concentrations of credit risk

Substantially all of the Bank's loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Bank's market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank's primary focus is toward consumer oriented and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $250,000. The Bank has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

Other

The Company has entered a five-year employment and bonus agreement with the Company's President which effectively commenced with the opening of the Bank.

Note 13.   Regulatory Restrictions

Capital requirements

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in regulations. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------

Note 13.   Regulatory Restrictions, continued

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                   To Be Well
                                                                                               Capitalized Under
                                                                      For Capital               Prompt Corrective
                                            Actual                 Adequacy Purposes            Action Provisions
                                 ----------------------------  -------------------------   ------------------------
                                      Amount         Ratio        Amount         Ratio        Amount        Ratio
                                 --------------     ---------  ------------    ---------   -------------   --------
December 31, 1996
   Total Capital
     (to Risk-Weighted Assets)   $    3,294,381        23.1%  >$  1,142,913        >8.0%  >$   1,428,641    >10.0%
                                                              -                    -      -                 -
   Tier I Capital
     (to Risk-Weighted Assets)   $    3,139,381        22.0%  >$    571,457        >4.0%  >$     857,185     >6.0%
                                                              -                    -      -                  -
   Tier I Capital
     (to Average Assets)         $    3,139,381        11.6%  >$  1,080,749        >4.0%  >$   1,350,936     >5.0%
                                                              -                    -      -                  -

December 31, 1995
   Total Capital
     (to Risk-Weighted Assets)   $    3,349,994        40.5%  >$    660,960        >8.0%  >$     826,200    >10.0%
                                                              -                    -      -                 -
   Tier I Capital
     (to Risk-Weighted Assets)   $    3,268,792        39.6%  >$    330,480        >4.0%  >$     495,720     >6.0%
                                                              -                    -      -                  -
   Tier I Capital
     (to Average Assets)         $    3,268,792        22.7%  >$    576,480        >4.0%  >$     720,600     >5.0%
                                                              -                    -      -                  -

Dividends

The Company's dividend payments (when available) will be made primarily from dividends received from the Bank. Under applicable federal law, the Comptroller of the Currency restricts national bank total dividend payments in any calendar year to net profits of that year, as defined, combined with retained net profits for the two preceding years. At December 31, 1996, there were no retained net profits free of such restriction. The Comptroller also has authority under the Financial Institutions Supervisory Act to prohibit a national bank from engaging in an unsafe or unsound practice in conducting its business. It is possible, under certain circumstances, the Comptroller could assert that dividends or other payments would be an unsafe or unsound practice.

Intercompany transactions

Legal lending limits on loans by the Bank to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers' acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $317,000 at December 31, 1996. No 23A transactions existed between the Bank and the Company at December 31, 1996.

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------

Note 14.   Transactions with Related Parties

The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Loans

Aggregate loan transactions with related parties were as follows:

                                   1996             1995
                             ---------------  ---------------

Balance, beginning           $       524,726  $          7,412

New loans and advances               867,146           569,268
Repayments                          (309,392)          (51,954)
Change in relationship                (6,486)                -
                             ---------------- ----------------
Balance, ending              $     1,075,994  $        524,726
                             ================ ================

Advances

Advances from related parties at December 31, 1993 consisted of noninterest-bearing loans from members of the Company's Board of Directors. On June 30, 1994, 10 Directors elected to convert their advances to common stock subscriptions. On October 6, 1994, the final Director was repaid by the Company.

Main office site

On June 10, 1994, the Bank acquired a site for its main office from a member of the Company's Board of Directors and his related interests. Consideration for the site was 25,000 shares of the Company's common stock, which was sold for $10 per share in the Company's initial public stock offering. The consideration was determined by negotiation after appraisals of the property were obtained.

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------

Note 15.   Parent Company Financial Information

Condensed financial information of CNB Holdings, Inc. is presented as follows:

                                 Balance Sheets
                           December 31, 1996 and 1995

                                                                1996             1995
                                                         ---------------  ----------------
Assets
    Cash and due from banks                              $       181,042  $        199,651
    Investment in subsidiary bank at equity                    3,119,995         3,379,310
    Other assets                                                  34,149            57,491
                                                         ---------------  ----------------
         Total assets                                    $     3,335,186  $      3,636,452
                                                         ===============  ================

Liabilities
    Accounts payable and other liabilities               $        11,665  $         13,650
                                                         ---------------  ----------------

Stockholders' equity:
    Common stock                                               2,186,125         2,185,210
    Surplus                                                    2,156,782         2,155,867
    Retained deficit                                            (962,723)         (777,078)
    Unrealized depreciation on subsidiary's investment
     securities available for sale                               (56,663)           58,803
                                                         ---------------  ----------------
         Total stockholders' equity                            3,323,521         3,622,802
                                                         ---------------  ----------------
         Total liabilities and stockholders' equity      $     3,335,186  $      3,636,452
                                                         ===============  ================


                            Statements of Operations
                  Years ended December 31, 1996, 1995 and 1994

                                                                      1996              1995             1994
                                                                ----------------  ---------------  ----------------
Income, interest on deposits with banks                         $          7,633  $        11,450  $         25,440
                                                                ----------------  ---------------  ----------------

Expenses:
    Professional fees                                                     23,381           59,326            16,131
    Other expenses                                                        26,048           23,148            16,150
                                                                ----------------  ---------------  ----------------
         Total expenses                                                   49,429           82,474            32,281
                                                                ----------------  ---------------  ----------------
    Loss before tax benefit and equity in undistributed
      income of subsidiary                                               (41,796)         (71,024)           (6,841)

Federal income tax benefit                                                     -                -                 -
                                                                ----------------  ---------------  ----------------
    Loss before equity in undistributed income of subsidiary             (41,796)         (71,024)           (6,841)

Equity in undistributed loss of subsidiary                              (143,849)        (260,558)         (319,911)
                                                                ----------------  ---------------  ----------------
         Net loss                                               $       (185,645) $      (331,582) $       (326,752)
                                                                ================  ===============  ================

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------

Note 15.   Parent Company Financial Information, continued

                            Statements of Cash Flows
                  Years ended December 31, 1996, 1995 and 1994

                                                                       1996             1995              1994
                                                                ----------------  ----------------  ----------------
Cash flows from operating activities:
    Net loss                                                    $       (185,645) $       (331,582) $      (326,752)
    Adjustments to reconcile net loss to net cash provided by operating activities:
         Amortization                                                     23,173            15,499             3,862
         Increase in equity in undistributed loss of subsidiary:
            Attributable to current year                                 143,849           260,558           319,911
            Attributable to prior year                                         -                 -            99,024
         Increase in other assets                                          1,999             4,339            44,022
         Increase (decrease) in other liabilities                         (1,985)            8,521           (32,719)
                                                                ----------------  ----------------  ----------------
           Net cash provided (used) by operating activities              (18,609)          (42,665)          107,348
                                                                ----------------  ----------------  ----------------

Cash flows from investing activities, investment in subsidiary                 -                 -        (3,750,000)
                                                                ----------------  ----------------  ----------------

Cash flows from financing activities:
    Repayment of short-term debt                                               -                 -          (121,000)
    Repayment of advances from related parties                                 -                 -           (10,909)
    Proceeds from issuance of stock                                            -                 -         4,011,329
    Stock issuance costs                                                       -                 -           (11,604)
                                                                ----------------  ----------------  ----------------
           Net cash provided by financing activities                           -                 -         3,867,816
                                                                ----------------  ----------------  ----------------
           Increase (decrease) in cash and due from banks                (18,609)          (42,665)          225,164

Cash and cash equivalents, beginning                                     199,651           242,316            17,152
                                                                ----------------  ----------------  ----------------
Cash and cash equivalents, ending                               $        181,042  $        199,651  $        242,316
                                                                ================  ================  ================

CNB Holdings, Inc.

Table of Contents
June 30, 1997


Consolidated Balance Sheets..................................................1

Consolidated Statements of Operations........................................2

Consolidated Statements of Stockholders' Equity..............................3

Consolidated Statements of Cash Flows........................................4

Notes to Consolidated Financial Statements...................................5

CNB Holdings, Inc.
Consolidated Balance Sheets
June 30, 1997


                                                            Unaudited
Assets
  Cash and due from banks ............................   $  2,511,754
  Federal funds sold .................................      1,458,000
  Investment securities available for sale ...........     14,386,819
  Loans, net of allowance for loan losses
    of $215,000 in 1997 and $120,000 in 1996 .........     17,599,938
  Property and equipment, net ........................      1,554,325
  Accrued income .....................................        267,415
  Other assets .......................................        141,762
                                                         ------------
         Total assets ................................     37,920,013
                                                         ============


Liabilities
  Demand deposits ....................................      2,925,249
  Interest-bearing demand deposits ...................      9,999,641
  Savings deposits ...................................      3,670,032
  Large denomination time deposits ...................      7,485,363
  Other time deposits ................................     10,541,637
                                                         ------------

         Total deposits ..............................     34,621,922

  Accrued interest payable ...........................         70,307
  Other liabilities ..................................         57,394
                                                         ------------
         Total liabilities ...........................     34,749,623
                                                         ------------


  Commitments and contingencies


Stockholders' equity
  Preferred stock, $1 par value; 1,000,000 shares
    authorized; none outstanding .....................           --
  Common stock, $5 par value; 10,000,000 shares
    authorized; 546,399 shares outstanding in 1997 and
    437,042 shares outstanding in 1996 ...............      2,731,995

  Surplus ............................................      1,609,748
  Retained deficit ...................................     (1,113,874)
  Unrealized appreciation (depreciation) on investment
    securities available for sale ....................        (57,479)
                                                         ------------
         Total stockholders' equity ..................      3,170,390
                                                         ------------
         Total liabilities and stockholders' equity ..   $ 37,920,013
                                                         ============

CNB Holdings, Inc.
Consolidated Statements of Operations
Six month periods ended June 30, 1997 and 1996


                                                                   Unaudited
                                                              1997          1996
                                                          ------------  -----------
Interest income:
    Loans and fees on loans ..........................   $   691,527    $   395,832
    Federal funds sold ...............................        14,695         23,474
    Taxable investment securities ....................       357,277        235,117
                                                         -----------    -----------
         Total interest income .......................     1,063,499        654,423
                                                         -----------    -----------

Interest expense:
    Deposits .........................................       580,224        347,164
    Federal funds purchased ..........................        10,184           --
                                                         -----------    -----------
         Total interest expense ......................       590,408        347,164
                                                         -----------    -----------
         Net interest income .........................       473,091        307,259

Provision for loan losses ............................        80,636         68,081
                                                         -----------    -----------
         Net interest income after provision
           for loan losses ...........................       392,455        239,178
                                                         -----------    -----------

Noninterest income:
    Service charges on deposit accounts ..............        49,705         38,662
    Net realized gains (losses) on sales of securities        (1,249)        17,354
    Other income .....................................        18,714         11,314
                                                         -----------    -----------
         Total noninterest income ....................        67,170         67,330
                                                         -----------    -----------

Noninterest expense:
    Salaries and employee benefits ...................       279,458        173,632
    Occupancy expense ................................        33,407         37,385
    Equipment expense ................................        40,232         30,996
    Other expense ....................................       257,679        181,538
                                                         -----------    -----------
         Total noninterest expense ...................       610,776        423,551
                                                         -----------    -----------

         Net loss ....................................   $  (151,151)   $  (117,043)
                                                         ===========    ===========

Net loss per common share ............................   $      (.28)   $      (.21)
                                                         ===========    ===========
Weighted average shares outstanding ..................       546,497        546,531
                                                         ===========    ===========

CNB Holdings, Inc.
Consolidated Statements of Stockholders' Equity
Six month periods ended June 30, 1997 and 1996


                                                                                Unrealized
                                                                                 Retained     Appreciation
                                             Common Stock                        Earnings    (Depreciation)
                                        Shares        Amount        Surplus      (Deficit)    on Securities      Total
                                        ------        ------        -------      ---------    -------------      -----
December 31, 1995 ..............       437,042      2,185,210      2,155,867       (777,078)        58,803      3,622,802

Net loss .......................          --             --             --         (117,043)          --         (117,043)

Net change in unrealized
   depreciation on investment
   securities available for sale          --             --             --             --         (347,392)      (347,392)
                                   -----------    -----------    -----------    -----------    -----------    -----------

June 30, 1996, (unaudited) .....       437,042    $ 2,185,210    $ 2,155,867    $  (894,121)   $  (288,589)   $ 3,158,367
                                   ===========    ===========    ===========    ===========    ===========    ===========

December 31, 1996 ..............       437,225    $ 2,186,125    $ 2,156,782    $  (962,723)   $   (56,663)   $ 3,323,521

Stock dividend .................       109,306        546,530       (546,530)          --             --             --
Redemption of fractional
   shares ......................          (132)          (660)          (504)          --             --           (1,164)
Net loss .......................          --             --             --         (151,151)          --         (151,151)
Net change in unrealized
   depreciation on investment
   securities available for sale          --             --             --             --             (816)          (816)
                                   -----------    -----------    -----------    -----------    -----------    -----------

June 30, 1997, (unaudited) .....       546,399    $ 2,731,995    $ 1,609,748    $(1,113,874)   $   (57,479)   $ 3,170,390
                                   ===========    ===========    ===========    ===========    ===========    ===========


CNB Holdings, Inc.
Consolidated Statements of Cash Flows
Six month periods ended June 30, 1997 and 1996

                                                                   Unaudited
                                                            1997           1996
                                                        ----------       ----------
Cash flows from operating activities:
  Net loss ........................................   $   (151,151)   $   (117,043)
  Adjustments to reconcile net loss
    to net cash used by operations:
         Depreciation and amortization ............         52,222          42,508
         Provision for loan losses ................         80,636          68,081
         Net realized gains on securities .........          1,249         (17,354)
         Accretion of discount on securities, net .        (14,743)         (5,018)
         Changes in assets and liabilities:
           Accrued income .........................         (5,867)       (113,845)
           Other assets ...........................          2,287           2,944
           Accrued interest payable ...............         33,695          25,591
           Other liabilities ......................         40,906          (3,312)
                                                      ------------    ------------
    Net cash used by operating activities .........         39,234        (117,448)
                                                      ------------    ------------

Cash flows from investing activities:
  Net (increase) decrease in federal funds sold ...     (1,056,000)        694,000
  Purchases of investment securities ..............     (4,534,878)     (7,484,255)
  Sales of investment securities ..................        362,457       2,311,443
  Maturities of investment securities .............      1,111,044         400,000
  Net increase in loans ...........................     (5,000,009)     (3,065,991)
  Purchases of property and equipment .............       (179,149)       (131,078)
                                                      ------------    ------------
    Net cash used in investing activities .........     (9,296,535)     (7,275,881)
                                                      ------------    ------------

Cash flows from financing activities:
  Redemption of common stock ......................         (1,164)           --
  Net increase in demand, NOW, and savings deposits      3,360,242       2,398,781
  Net increase in time deposits ...................      7,220,978       6,049,784
                                                      ------------    ------------
    Net cash provided by financing activities .....     10,580,056       8,448,565
                                                      ------------    ------------
    Net increase in cash and cash equivalents .....      1,322,755       1,055,236

Cash and cash equivalents, beginning ..............      1,188,999       1,143,478
                                                      ------------    ------------
Cash and cash equivalents, ending .................   $  2,511,754    $  2,198,714
                                                      ============    ============

Supplemental disclosure of cash flow information:
  Interest paid ...................................   $    556,713    $    321,573
                                                      ------------    ------------

  Income taxes paid ...............................   $       --      $       --
                                                      ============    ============

                                      F-27

CNB Holdings, Inc.
Notes to Consolidated Financial Statements



Note 1.   Organization and Summary of Significant Accounting Policies

Organization

CNB Holdings, Inc. (the Company) is a bank holding company incorporated under the laws of Virginia on April 29, 1993. From March 8, 1993 (date of inception) through August 28, 1994 the Company's activities consisted of organizational items. On August 29, 1994, the Company's wholly owned subsidiary, Community National Bank (the Bank), was chartered under the laws of the United States and the Bank opened for business in Pulaski, Virginia through a single banking office. Accordingly, as of August 29, 1994, the Company was no longer in the development stage. As an FDIC insured National Banking Association, the Bank is subject to regulation by the Comptroller of the Currency. The Company is regulated by the Federal Reserve.

Basis of Presentation

The consolidated financial statements as of June 30, 1997, and for the six month periods ended June 30, 1997 and 1996, are included herein, and have been prepared by CNB Holdings, Inc., without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the information furnished in the interim consolidated financial statements reflects all adjustments necessary to present fairly the Company's consolidated financial position, results of operations, changes in stockholders' equity and cash flows for such interim periods. Management believes that all interim period adjustments are of a normal recurring nature. These consolidated financial statements should be read in conjunction with the Company's audited financial statements and the notes thereto as of December 31, 1996, included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

The accounting and reporting policies of the Company and the Bank follow generally accepted accounting principles and general practices within the financial services industry.

Note 2.  Commitments and Contingencies

Financial Instruments with Off-Balance-Sheet Risk

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

===============================================================================

No dealer, salesperson or any other person has been authorized to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this Prospectus, and if given or made, such information or representation must not be relied upon as having been so authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer to solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                             -----------------------

                                TABLE OF CONTENTS
                                                               Page

Prospectus Summary.........................................
Selected Financial Data....................................
Risk Factors...............................................
The Offering...............................................
Use of Proceeds............................................
Dividend Policy............................................
Market for Common Stock ...................................
Capitalization and Dilution................................
Business...................................................
Management's Discussion and Analysis
   of Financial Condition and Results of
   Operations..............................................
Management and Directors...................................
Description of Capital Stock...............................
Supervision and Regulation.................................
Placement Agent............................................
Legal Opinion..............................................
Experts....................................................
Available Information......................................
Indemnification for Securities Act
   Liabilities.............................................
Index to Consolidated Financial
   Statements..............................................

Until __________, 1997, all dealers effecting transactions in the registered securities, whether or not participating in this distribution may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.







                                 330,000 Shares


                                     [Logo]


                                  Common Stock


                              --------------------
                                   PROSPECTUS
                              --------------------



                             Davenport & Company LLC


                               ____________, 1997



===============================================================================

                                     Part II


Item 24.  Indemnification of Directors and Officers.

         Title 13.1, Chapter 9, Article 10 of the Code of Virginia of 1950, as amended, permits a Virginia corporation in general to indemnify any of its officers and directors, and any person serving at its request as an officer or director or another corporation or enterprise if he acted in good faith and in a manner which he believed to be in, or not opposed to, the best interest of the corporation. In the event, however, that such person is adjudged liable to the corporation, he will not be entitled to indemnification. The statute also permits a corporation to provide other or further indemnity in its articles of incorporation, or in a bylaw or resolution approved by its directors or shareholders, except for an indemnity against willful misconduct or a knowing violation of criminal law. Furthermore, unless limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation. Finally, the statute authorizes a corporation to purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

         The Articles of Incorporation of the Registrant provide that, to the extent and under the circumstances permitted by Virginia Code Section 13.1-704B, Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he is or was a director or officer of the Registrant against liabilities, penalties, claims and fines, including amounts paid in settlement, reasonable expenses, and attorney's fees, imposed upon, threatened or asserted against him or her because he or she is or was an officer or director of the Registrant, except for an indemnity against willful misconduct or a knowing violation of criminal law.

Item 25.  Other Expenses of Issuance and Distribution.

Registration Fees: $_____
Blue Sky Filing Fees: $_____
Legal Fees: $_____
Accounting Fees: $_____
Printing Fees: $_____
EDGAR Filing Fee: $_____
Other: $_____

Item 26.  Recent Sales of Unregistered Securities

         Not Applicable.

Item 27.  Exhibits

         The following is a list of exhibits included as part of this registration statement and included herewith at the end of this registration statement.


        Exhibit No.             Description of Exhibit
            3.1                 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement No. 33-69326
                                on Form S-1).

            3.2                 By-laws (incorporated by reference to Exhibit 3.2 to the Company's
                                Registration Statement No. 33-69326 on Form S-1).

            4                   Form of Stock Certificate.*

            5                   Opinion of Mays & Valentine, L.L.P. regarding the legality of the securities being registered and consent.

           10.1                 Employment Agreement dated June 21, 1993, by and between
                                Wayne L. Carpenter and the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement No. 33-69326
                                on Form S-1).

           10.2                 CNB Holdings, Inc. 1995 Stock Option Plan (incorporated by reference to Exhibit 10.4 to the Company's 1995 Form 10-KSB).

           10.3                 Lease Agreement dated August 1, 1997 between the Bank and
                                Odisi Properties, L.L.C.

           10.4                 Agency Agreement between the Davenport & Company LLC
                                and the Company.*

            21                  Subsidiaries of CNB Holdings, Inc.

           23.1                 Consent of Larrowe & Company

           23.2                 Consent of Mays & Valentine, L.L.P. (included as part of Exhibit 5)

           23.3                 Consent of Williams Mullen Christian & Dobbins

            24                  Powers of Attorney

            99 Form of Subscription Agreement (to be included with prospectus).

         ---------------

         *   To be filed by amendment.

Item 28.  Undertakings.

         The following undertakings apply to the offering:

(a) Rule 415 Offering. The Registrant is registering securities under Rule 415 of the Securities Act, therefore it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii)     Reflect  in  the   prospectus   any  facts  or  events  which,
                  individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the County of Pulaski, State of Virginia, on October 24, 1997.

                                          CNB HOLDINGS, INC.



                                          By:   /s/ Hiawatha Nicely, Jr.
                                              ----------------------------
                                             Hiawatha Nicely, Jr.
                                             President & Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

             Signature                                   Title                                        Date
      /s/ Hiawatha Nicely, Jr.                Chairman, President, and Chief Executive          October 24, 1997
-------------------------------------         Officer (Principal Executive Officer)
        Hiawatha Nicely, Jr.

       /s/ Wayne L. Carpenter                 Director and Chief Financial and                  October 24, 1997
-------------------------------------          Accounting Officer
         Wayne L. Carpenter

       */s/ Sybil S. Atkinson                 Director                                          October 24, 1997
-------------------------------------
          Sybil S. Atkinson

        */s/ Jack W. Bowling                  Director                                          October 24, 1997
-------------------------------------
           Jack W. Bowling

        */s/ Jackson M. Bruce                 Director                                          October 24, 1997
-------------------------------------
          Jackson M. Bruce

      */s/ Randolph V. Chrisley               Director                                          October 24, 1997
-------------------------------------
        Randolph V. Chrisley

        */s/ A. Carole Pratt                  Director                                          October 24, 1997
-------------------------------------
           A. Carole Pratt

     */s/ David W. Ratcliff, Jr.              Director                                          October 24, 1997
-------------------------------------
       David W. Ratcliff, Jr.

       */s/ Nathaniel R. Tuck                 Director                                          October 24, 1997
-------------------------------------
          Nathaniel R. Tuck

       */s/ James L. Webb, Jr.                Director                                          October 24, 1997
-------------------------------------
         James L. Webb, Jr.

         */s/ J. David Wine                   Director                                          October 24, 1997
-------------------------------------
            J. David Wine

*By:  /s/ Wayne L. Carpenter
     --------------------------------
         Wayne L. Carpenter
          Attorney-in-Fact





